Exhibit 10.47

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), made this 19th day of December 2007, is by and among Buck Young, LLC, a Delaware limited liability company with its principal place of business located at 1940 Northgate Boulevard, Suite B, Sarasota, Florida 34234 (“Buck Young”); FMG Ventures, LLC, a Florida limited liability company doing business as Access Communications with its principal place of business located at 1940 Northgate Boulevard, Suite B, Sarasota, Florida 34234 (“Access”); JC Ventures, LLC, a Florida limited liability company doing business as Collier Business Systems with its principal place of business located at 1940 Northgate Boulevard, Suite B, Sarasota, Florida 34234 (“Collier”) (Access and Collier collectively referred to as “Sellers”); John Mitchell, an individual residing at 10019 Laurel Valley Ave Cir., Bradenton, Florida 34202 (“JM”);  Chris R. Fickey, an individual residing at 9007 60th Avenue E., Bradenton, Florida 34202 (“CF”); and Teltronics Direct, Inc., a Florida corporation with its principal office located at 2150 Whitfield Industrial Way, Sarasota, Florida 34243 (“Purchaser”) (each entity a “Party” and collectively the “Parties”).

WHEREAS, JM and CF are equal owners of Buck Young, which in turn is the sole owner of Access and Collier; and

WHEREAS, Access and Collier are solely and exclusively engaged in the sale and installation of telephone systems and the provision of related training and support services (the “Business”); and

WHEREAS, Sellers desire to sell, and Purchaser desires to purchase, certain personal property and assets of Sellers relating to the Business, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, as well as for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS

1.1  Purchase and Sale of Assets.  On the terms and subject to the conditions set forth herein, Sellers shall, on the “Closing Date,” as hereinafter defined, convey, transfer, assign and deliver to Purchaser, free and clear of all mortgages, liens, pledges, security interests, charges, claims, demands, restrictions or encumbrances of any kind, and Purchaser shall purchase and acquire, as hereinafter provided, all of the following rights and assets of Sellers (collectively, the “Assets”):

(a)    All items of office furniture, fixtures, equipment and supplies used or useful in the Business, a description of which is set forth on Exhibit A attached to this Agreement;

(b)    All of Sellers’ correspondence, lists and records concerning the customers, prospective customers, suppliers and prospective suppliers of the Business and all of Sellers’ books, records and documents relating to the Business or its operations, including specifically but not exclusively all advertising and marketing materials and service literature;

(c)    Any and all intangible assets, including without limitation all customer lists, trademarks, business entity names, trade names, software programs, other intellectual property and proprietary rights, telephone numbers, facsimile numbers, email addresses and domain names related to or used in connection with the Business;

(d)    Any and all rights that Sellers have in any agreement or contract, including without limitation all amounts due and owing to, and/or received by, Sellers from and after the Closing Date and relating to the Business;

(e)    Any and all prepaid expenses of the Sellers or otherwise held by or for the benefit of Sellers;

(f)    Any and all work in process of the Sellers;

(g)    All cash, accounts, securities, and cash equivalents of Sellers;

(h)    All accounts receivable and notes receivable of Sellers; and

(i)    All of the goodwill of Sellers relating to the Business.

(j)            All other rights, properties and assets of every kind, character and description, tangible or intangible , of the Sellers, whether or not similar to the items specifically listed above.

1.2  Purchase Price. Purchaser shall pay as full consideration for the Assets the following payments (collectively the “Purchase Price”):

          (a)           Cash at Closing in an amount equal to two hundred thousand dollars ($200,000) (“Cash”). Sellers shall simultaneously deposit the Cash  into the Sellers’ attorney’s trust account, to be held, administered and disbursed by Sellers’ attorney as Escrow Agent under the terms of an Escrow Agreement attached as Exhibit C to this Agreement (“Escrow Agreement”). The Escrow Agreement shall require the Escrow Agent to utilize the Cash for payment and/or settlement in full of the Liens, Assessments, Judgments, Defaults and Pending Lawsuits listed in Exhibit B to this Agreement prior to disbursing the Cash for any other purpose.

(b)             After the end of each calendar year from 2008 through 2012 inclusive, Purchaser shall pay to Sellers an aggregate of twenty-five percent (25%) of Purchaser’s Net Profits (as hereinafter defined) for that immediately preceding calendar year, for a total of five (5) payments (each an “Earn Out Payment”). “Purchaser’s Net Profits” shall be calculated by the

Chief Financial Officer of Purchaser utilizing Generally Accepted Accounting Principles.  Each payment of the Purchase Price, including each Earn Out Payment, shall be paid fifty percent (50%) to Access and fifty percent (50%) to Collier.

1.3  Earn Out Payments to the Sellers.  Purchaser shall pay each Earn Out Payment within five (5) business days following the date as of which each Earn Out Payment is deemed to be finally determined.  Purchaser shall make Earn Out Payments by wire transfer of immediately available funds to the account(s) designated by the Sellers to receive each Earn Out Payment.

(a)    Procedure.  As promptly as practicable, and in any event not later than thirty (30) days after the twelve (12) month anniversary of the Closing Date, Purchaser shall prepare and deliver to Sellers a written statement (each an “Earn Out Payment Statement”) setting forth in reasonable detail Purchaser’s good faith calculation of each Earn Out Payment, as derived from Purchaser’s review of its financial and other books and records related to its business operations.  Purchaser agrees to give to the Sellers or their designated representatives reasonable access to Purchaser’s books and records related to its business operations solely for purposes of their review of each Earn Out Payment Statement.

(b)    Sellers may, in good faith, dispute the calculations contained in a Earn Out Payment Statement by delivery of written notice thereof (a “Dispute Notice”) to Purchaser within five (5) days following their receipt of the Earn Out Payment Statement.  The Dispute Notice shall set forth in reasonable detail all items disputed, together with proposed changes thereto, including without limitation, an explanation in reasonable detail of the basis on which the changes are proposed.

(c)    If (A) by written notice to Purchaser within five (5) days following its receipt of the Earn Out Payment Statement, Sellers accept the Earn Out Payment Statement, or (B) Sellers fail to deliver a Dispute Notice within that five (5) day period, the Earn Out Payment Statement delivered by Purchaser (and the Earn Out Payment set forth therein) shall become final and binding on Purchaser and Sellers as of the date of that acceptance or deemed acceptance.

(d)    If Sellers shall have timely delivered a Dispute Notice, then Purchaser and Sellers shall attempt to reach agreement on the matters identified in the Dispute Notice.  If, within thirty (30) days following Purchaser’s receipt of the Dispute Notice, Purchaser and Sellers shall not have reached a resolution in writing of the matters identified in the Dispute Notice, then those matters shall be submitted to the independent public accounting firm of Purchaser for resolution.  Purchaser and Sellers shall instruct the independent public accounting firm to prepare and deliver, within thirty (30) days of such submission, a revised Earn Out Payment Statement (including without limitation, the calculation of the Earn Out Payment) taking into account all items not in dispute between Purchaser and Sellers and those items requested by Purchaser and Sellers to be resolved by the independent public accounting firm.  Purchaser and Sellers shall furnish or cause to be furnished to the independent public accounting firm access to such employees, officers, accountants, facilities, books, records, work papers, historical financial information and other materials of Purchaser as the independent public accounting firm may request.  The fees and expenses of the independent public accounting firm shall be borne by Purchaser if the independent public accounting firm determines that any payment set forth in the Earn Out Payment Statement should be adjusted by twenty percent (20%) or more; otherwise, those fees shall be borne by the Sellers.  The revised Earn Out Payment Statement (including, without limitation, the calculation of the Earn Out Payment thereon) delivered by the independent public accounting firm shall be final and binding upon Purchaser and Sellers and shall not be subject to challenge or appeal.

1.4  Allocation of Purchase Price.  The Purchase Price shall be allocated among the Assets as determined by Teltronics.   Notwithstanding any allocation of the Purchase Price, it is hereby agreed that the sale and transactions described in this Agreement are indivisible.

1.5  Liabilities
   Except for Purchaser’s assumption of the liabilities of Sellers incurred after the Closing Date in connection with the agreements set forth in Exhibit E attached to this Agreement, Teltronics, Inc. (“Teltronics”) and Purchaser shall not assume, and shall not be deemed to have assumed, any other liability, debt or obligation of the Sellers, JM, CF, Buck Young and/or their predecessors and/or affiliates whatsoever, including without limitation (i) financial obligations related to the Assets or the Business which were incurred prior to, or are in existence on, the Closing Date, (ii) liabilities or obligations of the Sellers, JM, CF, Buck Young and/or their predecessors and/or affiliates to their creditors, (iii) liabilities or obligations of the Sellers with respect to any transaction occurring after the Closing Date, (iv) income tax, sales tax, use tax or any other federal, state or local tax, liabilities or obligations of the Sellers, JM, CF, Buck Young and/or their predecessors and/or affiliates (v) contingent liabilities or obligations of the Sellers, JM, CF, Buck Young and/or their predecessors and/or affiliates (vi) liabilities for violations committed or penalties incurred by the Sellers, JM, CF, Buck Young and/or their predecessors and/or affiliates on or before the Closing Date, (vii) liabilities to employees or former employees of the Sellers including, but not limited to, salaries, wages, pensions or other benefits or severance or vacation pay, or (viii) liabilities for claims, litigation, judgments or actions arising out of the ownership or operation by the Sellers of the Business or the Assets.  Sellers and Purchaser specifically acknowledge and agree that the payment by Purchaser of Earn Out Payments do not and shall not be deemed to constitute payment, discharge, satisfaction or assumption by Teltronics or Purchaser of any debt, obligation or liability of the Sellers, JM, CF, Buck Young and/or their predecessors and/or affiliates including specifically but not exclusively any tax obligations or other liabilities of the Sellers, JM, CF, Buck Young and/or their predecessors and/or affiliates.

ARTICLE II
CLOSING MATTERS

2.1  Closing. The closing of the sale and purchase of the Assets (the “Closing”) shall take place on December ___, 2007, at the offices of Teltronics located at 2150 Whitfield Industrial Way, Sarasota, Florida 34243, or on such other date and at such other place as may be mutually agreed upon in writing by Purchaser and Sellers.  The date of the Closing is referred to herein as the “Closing Date.”

2.2  Items to be Delivered at Closing.  At the Closing, and subject to the terms and conditions herein contained:

(a)    Sellers shall deliver to Purchaser the following:

(i)
except as otherwise contemplated in this Agreement, such bills of sale, assignments, endorsements and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Purchaser all of Sellers’ rights, title and interest in and to the Assets, including specifically but not exclusively, good and valid title in and to all of the Assets owned by Sellers; and

(ii)
all of the customer and subscriber lists, sales records, files, correspondences and other documents, books, records, papers, files and data belonging to Sellers which are part of the Assets or related to the Business;

and simultaneously with such delivery, Sellers shall take all such steps as may be required to put Purchaser in actual possession and operating control of the Assets.

(b)    Purchaser shall deliver to Sellers the Cash due and owing Sellers at the Closing in accordance with Section 1.2 of this Agreement for deposit by Sellers with the Escrow Agent under the Escrow Agreement.

2.3  Further Assurances.  From time to time after the Closing, at Purchaser’s request, Sellers will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and  execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets.  Each of the Parties will cooperate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

2.4  Organization, Management, and Control of Purchaser.

          (a)    At the Closing, Purchaser, Teltronics, JM and CF will enter into a shareholder agreement (“Shareholder Agreement”) in the form attached as Exhibit D to this Agreement.
(b)    Teltronics and Purchaser will enter into an Administrative Services Agreement (“Administrative Services Agreement”) on the Closing Date under which Teltronics will provide certain administrative services to Purchaser upon terms mutually acceptable  to Teltronics and Purchaser subject to any approval required under agreements between Teltronics and its lenders.

(c)             Purchaser shall sell all Cerato SE, ME, LE equipment and accessories and any other products or services determined by Teltronics, acting in its sole discretion, including specifically but not exclusively Hosted IP and/or SIP services.

(d)             The President of Teltronics, JM and CF shall oversee all management decisions of Purchaser that relate to the operational consolidation of all employees of Access and Collier.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS, BUCK YOUNG, JM AND CF

Sellers, Buck Young, JM and CF, jointly and severally, hereby represent and warrant to Purchaser that:

3.1  Corporate Existence.  Sellers are limited liability companies duly organized, validly existing and in good standing under the laws of the State of Florida. Buck Young is a limited liability company duly organized validly existing and in good standing under the laws of the States of Delaware and Florida.

3.2  Corporate Power and Authorization.  Sellers and Buck Young have the power, authority and legal right to execute, deliver and perform this Agreement.  The execution, delivery and performance of this Agreement by Sellers and Buck Young have been duly authorized by all necessary corporate action.  This Agreement has been, and the other agreements, documents and instruments required to be delivered by Sellers in accordance with the provisions hereof (the “Sellers’ Documents”) will be, duly executed and delivered on behalf of Sellers by duly authorized representatives of Sellers.  This Agreement constitutes, and the Sellers’ Documents when executed and delivered will constitute, a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally, and (ii) as to enforcement, to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

3.3  Validity of Contemplated Transactions.  The execution, delivery and performance of this Agreement and the transactions contemplated herein do not and will not violate, conflict with or result in the breach of (i) any term, condition or provision of, or require the consent of any other person under, any existing law, ordinance or governmental rule or regulation to which Sellers or Buck Young is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Sellers or Buck Young, (iii) the Articles of Organization, Operating Agreement or other organizational or governing documents of Sellers or Buck Young, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan, authorization or other instrument, document or understanding, oral or written, to which Sellers or Buck Young is a party, by which Sellers or Buck Young may have rights, or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Sellers or Buck Young thereunder.

3.4  No Third Party Options.  There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of Sellers’ or Buck Young’s assets, properties or rights included in the Assets or the Business or any interest therein.

3.5  Financials.  Sellers have delivered the financial statements described in Exhibit F to this Agreement which financial statements are true, complete and accurate in all respects.

3.6  Tax and Other Returns and Reports.  All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by Sellers (the “Tax Returns”) with respect to any federal, state or local taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof) (the “Taxes”) have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of Sellers for Taxes for the periods, property or events covered thereby. All Taxes, including without limitation those called for by the Tax Returns, claimed to be due by any taxing authority from Sellers, have been properly accrued or paid.  Except as listed in Exhibit B attached to this Agreement, Sellers have not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are not pending tax examinations of or tax claims asserted against Sellers or any of their assets or properties.  Sellers have not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes.  Except as listed in Exhibit B attached to this Agreement, there are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of Sellers.  Sellers have no knowledge of any basis for any additional assessment of any Taxes.  Sellers have made all deposits required by law to be made with respect to employees’ withholding and other employment taxes, including without limitation the portion of such deposits relating to Taxes imposed upon Sellers.

3.7  Title to Properties.  Sellers have good, valid and marketable title in and to all of the Assets, free and clear of all mortgages, liens, pledges, security interests, charges, demands, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, other than those set forth in Exhibit B attached to this Agreement.

3.8  Compliance with Law; Authorizations.  Sellers have complied with, and are not in violation of, each law, ordinance or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which the Business and/or the Assets are subject, except where the failure to so comply would not reasonably be expected to have a material adverse effect on Sellers and/or the Business.

3.9  Litigation.  Except as fully disclosed in Exhibit B attached to this Agreement, no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the knowledge of Sellers, threatened against Sellers that relates to the Assets, the Business or the transactions contemplated by this Agreement, nor do Sellers know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could materially adversely effect Sellers, the Assets, the Business or the transactions contemplated hereby.  Sellers are not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may adversely affect Sellers, the Assets, the Business or the transactions contemplated hereby.

3.10  Customer and Contract Lists.  Exhibit G sets forth a true and complete list of all customers of Sellers, together with contact information for each customer.  Exhibit G also lists all contracts and agreements related to the Business, oral or written, for which Sellers receive, or have the right to receive, any revenue or consideration of any kind (“Contracts”).  All of the Contracts are assignable and all rights under each and every Contract may be assigned and transferred to Purchaser without the consent of another person.  The relationships of Sellers with their customers are good commercial working relationships, and none of the customers of Sellers has cancelled, terminated or otherwise materially altered or notified Sellers of any intention to cancel, terminate or materially alter its relationship with Sellers.  Sellers have not been notified, either orally or in writing, by any of Sellers’ customers that there will be any change in relations with the customers of Sellers as a result of the transactions contemplated by this Agreement.

3.11  Employee Benefit Plans and Arrangements.  Sellers have no “employee benefit plans,” as hereinafter defined, except as already disclosed in writing to Purchaser, whether formal or informal, whether or not set forth in writing, and whether covering one person or more than one person.  For the purposes hereof, the term “employee benefit plan” includes all plans, funds, programs, policies, arrangements, practices, customs and understandings providing benefits of economic value to any employee, or any former employee, or present or former beneficiary, dependent or assignee of any such employee or former employee, other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid.  Purchaser will not assume any employee benefit plans of Sellers for employees hired by Purchaser after the Closing.

3.12  Accounts Receivable. All accounts receivable represent valid accounts related to sales by Sellers and are fully collectible within sixty (60) days free and clear of any offset or other claim.

3.13  Judgments and Liens.  Exhibit B sets forth all outstanding judgments, liens, assessments, defaults and pending lawsuits against the Sellers and/or the Assets (“Liens”) and is complete and accurate in all respects, and there are no Liens  other than as listed in Exhibit B.

3.14  Other Judgments.  Exhibit H lists judgments that are not filed against or relate in any manner to the Sellers or the Assets and cannot form a basis for any claim or demand against the Sellers, the Assets, Purchaser or Teltronics.  Exhibit K contains a complete list of judgments and liens against the Assets which have been fully paid by Sellers.  The documents provided to Purchaser to prove payments and releases of the judgments and liens listed in Exhibit K are true, correct and complete and were obtained without agreement, commitment, condition or contingency of any kind.

3.15  Completeness of Disclosure.  No representation or warranty by Sellers in this Agreement or in any certificate, schedule, written statement, document or instrument furnished or to be furnished to Purchaser pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers that:

4.1  Corporate Existence.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

4.2  Corporate Power and Authorization.  As of the Closing Date, the Purchaser will have the power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Purchaser will be duly authorized by all necessary corporate action.  This Agreement has been, and the other agreements, documents and instruments required to be delivered by Purchaser in accordance with the provisions hereof (the “Purchaser’s Documents”) will be, duly executed and delivered on behalf of Purchaser by duly authorized officers of Purchaser.  This Agreement constitutes, and the Purchaser’s Documents when executed and delivered will constitute, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally, and (ii) as to enforcement, to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

4.3  Validity of Contemplated Transactions.  The execution, delivery and performance of this Agreement and the transactions contemplated herein by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (i) any existing law, ordinance or governmental rule or regulation to which Purchaser is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser, (iii) the Certificate of Incorporation or Bylaws of Purchaser, or (iv) except for those consents that will be obtained prior to the Closing Date, any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Purchaser is a party or by which Purchaser or its assets are otherwise bound.  Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

ARTICLE V
AGREEMENTS  AND COVENANTS OF PURCHASER AND SELLERS

5.1  Negative Covenants of Sellers Prior to Closing.  During the period from the date hereof to the Closing Date, Buck Young and Sellers shall not, unless Purchaser shall have given its consent thereto in writing:

(a)    create, assume or permit to exist any encumbrance on any of the Assets;

(b)    sell, lease or otherwise transfer any of the Assets other than in the ordinary course of business for fair and adequate consideration;

(c)    sell, assign or transfer any patent, trademark, trade name, copyright or other intellectual property right or intangible asset;

(d)    incur any other liability or obligation, whether absolute or contingent, other than current liabilities incurred in the ordinary course of business;

(e)    lose, surrender or have revoked or limited any material license, permit or other right granted by any governmental authority to operate any asset in the manner in which they were intended to be operated;

(f)    allow to occur or exist any event of default under any contract or agreement to which either Seller is a party;

(g)    make any material change in the rate of compensation payable or to become payable by Sellers to any of their employees or agents, or enter into or amend in any material respect any contract providing for compensation or benefits; or

(h)    agree to do any of the things described in this Section 5.1.

5.2  Affirmative Covenants of Sellers Prior to Closing.  Sellers covenant and agree to negotiate agreements with each of the parties to Liens listed in Exhibit B to fully compromise, settle and pay each of such Liens  in an aggregate amount not to exceed the Cash.

5.3  Acquisition Proposals. Sellers and Buck Young shall not, and shall not permit or authorize any of their shareholders, officers, directors, employees or agents to, directly or indirectly, solicit or entertain any inquiries or proposals or participate in any discussions, negotiations or agreements relating to the direct or indirect acquisition or disposition of any portion of the Assets, or all or substantially all of the equity interests of Sellers, to or from any person or entity other than the Purchaser (each an “Acquisition Proposal”), or provide any assistance or any information to or otherwise cooperate with any person or entity in connection with an Acquisition Proposal.  Sellers and/or Buck Young shall promptly disclose to Teltronics and Purchaser any Acquisition Proposal which Sellers and/or Buck Young receives.

5.4  Third Party Consents.   Sellers shall use their best efforts to obtain the consents, waivers and approvals as may be required under any of the contracts or agreements being transferred hereunder so as to preserve all rights of and benefits to the Purchaser thereunder, including specifically but not exclusively all of the contracts or agreements included among the

Assets.  If any those consents, waivers or approvals is not obtained prior to or on the Closing Date, and such consent, waiver or approval relates to the transfer or assignment to Purchaser of a contract or other agreement that constitutes an Asset including specifically but not exclusively the Contracts, Sellers shall hold that contract or other agreement in trust for the use and benefit of the Purchaser and shall take whatever other action as Purchaser may reasonably request to place Purchaser in the same position as if the consents, waivers or approvals had been obtained.  Sellers shall use their best efforts to obtain the releases of any liens or other encumbrances associated with the Assumed Liabilities.  Notwithstanding anything to the contrary contained in this Agreement, Sellers shall be deemed to retain all the Assumed Liabilities for which Sellers fail to obtain a release prior to or on the Closing Date and shall take whatever other action as Purchaser may reasonably request to place Purchaser in the same position as if the release had been obtained.

5.5  Employee Matters.  Sellers will remain solely responsible for all demands, claims, liabilities, damages and losses arising from or with respect to the employment of their employees prior to the Closing Date, including without limitation with respect to all salaries and all severance, vacation, medical, sick, holiday, continuation coverage and other compensation or benefits to which employees of Sellers may be entitled as a result of their employment by Sellers prior to the Closing.  All claims and obligations under, pursuant to or in connection with any employee benefit plans of Sellers incurred prior to the Closing Date will remain the responsibility of Sellers.  Subject to the foregoing, from and after the Closing Date, Sellers shall have no further liability with respect to any employees subsequently employed by Purchaser, and Purchaser shall be solely responsible from and after the Closing Date for all salaries, benefits and other compensation of any and all of its employees incurred from and after the Closing Date, including those employees formerly employed by Sellers.

5.6  Restrictive Covenants.

(a)    Sellers and Buck Young, agree that, for a period of five (5) years from and after the Closing Date, none of them shall:

(i)	directly or indirectly own or operate any business or engage in any activity which competes with the Business or the business of Teltronics or the Purchaser;

(ii)
directly or indirectly solicit, canvass or approach any customer of Sellers, Purchaser or Teltronics or any other person whom Sellers, Buck Young, JM or CF contacted in connection with the Business prior to the Closing Date; or

(iii)	directly or indirectly employ, solicit or entice away any director, officer or employee of Sellers, Purchaser, or Teltronics.

(b)    Remedies.  Sellers and Buck Young, acknowledge and agree that monetary damages would be an inadequate remedy for any breach or threatened breach of the terms and conditions contained in this Section 5.6 and that, in the event of any such breach or threatened breach, injunctive relief will be necessary to prevent irreparable injury to Purchaser and Teltronics.  Accordingly, each of the Sellers and Buck Young, hereby agree that in addition to any other relief to which Purchaser may be entitled, any court having jurisdiction may enter an appropriate injunctive order or other equitable relief (without the necessity of proving actual damages or posting a bond or other security therefore) to prevent such breach or threatened breach.  In addition, Sellers and Buck Young, agree that the preceding sentences should not be interpreted to limit the remedies for any breach or threatened breach of the provisions of this Section 5.6 and that all remedies available under law or in equity with respect to such breach or threatened breach may be available to Purchaser and Teltronics.

(c)    Severability.  Sellers and Buck Young, acknowledge and agree that the restrictive covenants set forth herein are reasonable and valid in all respects.  If any court determines that any restrictive covenants or any part thereof is invalid or unenforceable, the remainder of the restrictive covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.  If any court determines that any restrictive covenant or any part thereof is unenforceable because of the duration or scope of any provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and in its reduced form, such provision shall then be enforceable and shall be enforced.

5.7  Confidentiality.  It is understood that the respective businesses of Teltronics, Purchaser and Sellers, and all matters related thereto, are of a confidential nature.  Prior to the date hereof there may have been revealed, and on or after the date hereof there may be revealed, to Purchaser and Teltronics and their affiliates and representatives, on the one hand, and to Sellers and their affiliates and representatives, on the other, “Confidential Information,” as hereinafter defined, concerning the business of Teltronics, Purchaser or Sellers.  In consideration for and as an additional inducement to the parties to execute, deliver and perform this Agreement, Sellers, Buck Young, JM, CF and Purchaser hereby agree that, following the termination of this Agreement or any other failure of the transactions contemplated herein to be consummated, neither party shall divulge or appropriate for their own use, or for the use of any third party, any Confidential Information of another.  As used herein, the term “Confidential Information” means the following oral or written information relating to the business of Teltronics, Purchaser or Sellers; client or customer lists, agency or brokerage contracts, know-how, technology, inventions, methodologies, trade secrets, patents, information relating to the development, research, testing, manufacturing, marketing, sales, distribution and uses of products and services, sources of supplies, budgets and strategic plans, the identity and special needs of clients and customers, and any other information which may give the party who received such Confidential Information an opportunity to obtain an advantage over its competitors who do not know or use such information; provided, however, that the term “Confidential Information” shall not include (i) any such information that, prior to its use or disclosure by any party hereto, can be shown to have been in the public domain or generally known or available to clients, customers, suppliers or competitors of the business of Teltronics, Purchaser or Sellers, as the case may be, through no breach of the provisions of this Section 5.7 or other non-disclosure covenants that were executed for the benefit of Teltronics, Purchaser or Sellers, as the case may be, (ii) any such information that, prior to its use or disclosure by any party hereto was rightfully in the receiving party’s possession, without violation of the provisions of this Section 5.7 or other non-disclosure covenants that were executed for the benefit of,

Teltronics, Purchaser or Sellers, as the case may be, (iii) any such information that, prior to its use or disclosure by Teltronics, Purchaser or Sellers, as the case may be, was developed by such party without violation of the provisions of this Section 5.7 or other non-disclosure covenants that were executed for the benefit of Teltronics, Purchaser or Sellers, as the case may be, or (iv) any such information that is required to be disclosed by a court or governmental agency with jurisdiction over the disclosing party.  Sellers, Buck Young, JM, CF, Purchaser and Teltronics hereby acknowledge and agree that the breach by any of the parties hereto of the restrictive covenants contained in this Section 5.7 would cause irreparable injury to the other party and that the remedy at law for any such breach would be inadequate.  As a result, Sellers, Buck Young, JM, CF, Purchaser and Teltronics hereby covenant, agree and consent that, in addition to any other available remedy, temporary and permanent injunctive relief may be granted in any proceeding which may be brought by Teltronics, Purchaser or Sellers to enforce the restrictive covenants set forth above without necessity of proof that any other remedy at law is inadequate.  Without limiting the generality of the foregoing, Sellers, Teltronics, Purchaser, Buck Young, JM and CF agree not to disclose to any other person the nature or existence of this Agreement or any of the transactions contemplated in this Agreement.

5.8  Access to Information.  Sellers shall afford to Teltronics, Purchaser and their accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing Date to (a) all of their properties, books, contracts, commitments and records, and (b) all other information concerning their business, properties and personnel (subject to restrictions imposed by applicable law) as Teltronics, Purchaser or their representatives may reasonably request.  No information or knowledge obtained in any investigation pursuant to this Section 5.8 shall affect or be deemed to modify any representation or warranty contained herein or the conditions of Sellers and Purchaser to consummate the transactions contemplated herein.

5.9  Accounts Receivable.  Sellers acknowledge and agree that any and all monies received by Purchaser or Sellers from and after the Closing Date and relating to the Business purchased from Sellers by Purchaser (“Post-Closing Receivables”) shall belong to Purchaser.  In furtherance thereof, any Post-Closing Receivables received by Sellers shall be held in trust for, and promptly delivered to Purchaser.

ARTICLE VI
CONDITIONS PRECEDENT TO THE CLOSING

6.1  Conditions Precedent to Purchaser’s Obligations.  All obligations of Purchaser under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

(a)    Representations and Warranties True as of the Closing Date.  The representations and warranties of Sellers, Buck Young, JM and CF contained in this Agreement or in any schedule, certificate or document delivered by Sellers, Buck Young, JM and/or CF to Purchaser pursuant to the provisions hereof shall be true on the date of delivery thereof and shall be true on the Closing Date in all material respects with the same effect as though such representations and warranties were made as of such date.

(b)    Compliance with this Agreement.  Sellers, Buck Young, JM and CF shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Sellers, Buck Young, JM and CF prior to or at the Closing.

(c)    Closing Certificate.  Purchaser shall have received a certificate from Sellers, Buck Young, JM and CF dated the Closing Date, certifying that the conditions specified in Sections 6.1(a) and 6.1(b) hereof have been fulfilled.

(d)    No Threatened or Pending Litigation.  On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

(e)    Delivery of the Assets.  Sellers and Buck Young shall have delivered to Purchaser actual possession of the Assets.

(f)     UCC Search.  Not more than ten (10) days prior to the Closing, Sellers shall have furnished to Purchaser Uniform Commercial Code, franchise and tax lien search results for Sellers from the State of Florida, and a certificate as to the good standing of Sellers in the State of Florida, and a certificate of good standing of Buck Young in the States of Delaware and Florida all of which shall be obtained and delivered at Sellers’ expense.

(g)    Employment Agreements.  Each of JM and CF shall have entered into employment agreements and non-competition, non-solicitation and confidentiality agreements in the form attached as Exhibit I to this Agreement (the “Employment Agreement”).

(h)    Other Matters.  Sellers, Buck Young, JM and CF shall have delivered to Purchaser such other documents, instruments, certifications and further assurances as counsel for Purchaser may reasonably require, and Purchaser shall have been satisfied with the results of the business, accounting, legal and other due diligence into the financial condition and operations of Sellers for all periods prior to the date of Closing, to be performed by Purchaser’s accountants, attorneys and other representatives.

(i)     Opinion of Counsel.  Sellers shall have delivered to Purchaser an opinion from Sellers’ attorney in the form attached as Exhibit J to this Agreement.

(j)     Satisfactions of Judgments and Liens Paid by Sellers.  Sellers shall have delivered to Purchaser recorded satisfactions or other written proof of full settlement and payment of all the judgments and liens listed in Exhibit K attached to this Agreement.

(k)    Shareholder Agreement. The Shareholder Agreement shall have been executed and delivered.

(l)     Administrative Services Agreement.  The Administrative Services Agreement shall have been executed and delivered.

(m)    Stock Pledge.  A Stock Pledge Agreement which secures the indemnity obligations of Sellers, Buck Young, JM and CF under Article VIII of this Agreement in the form attached as Exhibit L to this Agreement shall have been executed and delivered.

(n)    Escrow Agreement.  The Escrow Agreement shall have been executed and delivered.

(o)    Proof of Settlement Agreements.  Sellers shall have delivered to Purchaser written proof signed by each of the creditors, plaintiffs and/or claimants listed in Exhibit B that each of them will fully settle and release their respective claims listed in Exhibit B for the amount listed in Exhibit B utilizing the Cash and no other source for payment.

(p)    Lender Consent.  Written consent to the transactions contemplated by this Agreement from the lenders of Teltronics in form and substance satisfactory to Teltronics.

6.2  Conditions Precedent to the Obligations of Sellers.  All obligations of Sellers under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

(a)    Representations and Warranties True as of the Closing Date.  The representations and warranties of the Purchaser contained in this Agreement or in any list, certificate or document delivered by Purchaser to Sellers pursuant to the provisions hereof shall be true on the date of delivery thereof and shall be true on the Closing Date in all material respects with the same effect as though such representations and warranties were made as of such date.

(b)    Compliance with this Agreement. Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing.

(c)    Closing Certificates.  Sellers shall have received a certificate from Purchaser dated the Closing Date certifying that the conditions specified in Sections 6.2(a) and 6.2(b) hereof have been fulfilled.

(d)    Shareholder Agreement. The Shareholder Agreement shall have been executed and delivered.

(e)    Employment Agreements. The Employment Agreements shall have been executed and delivered.

ARTICLE VII
TERMINATION

This Agreement may be terminated at any time prior to the Closing Date, as follows:

      7.1  (a)    By the mutual written consent of Purchaser and Sellers; or

          (b)    By Purchaser, upon notice to Sellers, if events occur which, without any breach by Purchaser of its obligations hereunder, render impossible compliance with one or more of the conditions set forth in Section 6.1 (and such compliance is not waived by Purchaser); or

          (c)    By Sellers, upon notice to Purchaser if events occur which, without any breach by Sellers of their obligations hereunder, render impossible compliance with one or more of the conditions set forth in Section 6.2 (and such compliance is not waived by Sellers).

ARTICLE VIII
INDEMNIFICATION

8.1  General Indemnification Obligations of Sellers, Buck Young, JM and CF.  Sellers, Buck Young, JM and CF, jointly and severally, hereby covenant and agree to defend, indemnify and hold harmless Teltronics and Purchaser, their shareholders, officers, directors, agents and employees, from and against any and all losses, costs, expenses, liabilities, claims, demands, judgments and settlements of every nature that are incurred by any and all of them, including without limitation the cost of defense thereof and reasonable attorney fees, accountant fees and witness fees incurred, to the extent the same are not covered by insurance, which arise out of (i) the breach, or if the subject of a third-party claim, alleged breach, by Sellers, Buck Young, JM, or CF of any representation or warranty made by Sellers,  Buck Young, JM, or CF pursuant to this Agreement, (ii) the non-performance, or if the subject of a third-party claim, alleged non-performance, partial or total, of any covenant made by Sellers, Buck Young, JM or CF pursuant to this Agreement, (iii) all liabilities, or if the subject of a third-party claim, alleged liabilities, of Sellers, Buck Young, JM or CF arising by reason of actions taken (or not taken) by Sellers, Buck Young, JM or CF, (iv) all taxes (including, but not limited to, any net income, gross income, sales, use, ad valorem, value added, transfer, franchise, payroll, employment or excise tax), penalties and interest relating from, arising out of or incurred with respect to any claims that may be asserted by any party based upon, attributable to or resulting from the operations of the Business or for which Sellers, Buck Young, JM and CF may be liable in respect of the Assets, for all periods prior to the Closing Date, and/or (v) the operation of the Business prior to the Closing Date.

8.2  General Indemnification Obligations of Purchaser.  Purchaser hereby agrees to defend, indemnify and hold harmless Sellers, their members, managers, agents and employees, from and against any and all losses, costs, expenses, liabilities, claims, demands, judgments and settlements of every nature that are actually incurred by Sellers, including without limitation the cost of defense thereof and reasonable attorney fees, accountant fees and witness fees incurred, to the extent the same are not covered by insurance, which arise out of (i) the breach, or if the subject of a third-party claim, alleged breach, by Purchaser of any representation or warranty made by Purchasers pursuant to this Agreement, and (ii) the non-performance, or if the subject of a third-party claim, alleged non-performance, partial or total, of any covenant made by Purchaser pursuant to this Agreement.

8.3  Method of Asserting Claims.

(a)    If any person or entity who or which is entitled to seek indemnification under Section 8.1 or Section 8.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any third-party claim against such Indemnified Party with respect to which the person or entity against whom or which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) days after receipt of written notice of a third-party claim.  The notice by the Indemnified Party will describe the third-party claim in reasonable detail and will include copies of all available material written evidence thereof.  The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnified Party, to assume, the defense of any third-party claim at the Indemnifying Party’s own expense and by the Indemnifying Party’s own counsel (reasonably satisfactory to the Indemnified Party) and the Indemnified Party will cooperate in good faith in that defense.

(b)    If, within ten (10) days after giving notice of a third-party claim to an Indemnifying Party pursuant to Section 8.3(a), an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of the third-party claim as provided in the last sentence of Section 8.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the third-party claim within ten (10) days after receiving written notice from the Indemnified Party that the Indemnified Party reasonably believes the Indemnifying Party has failed to take those steps, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs and expenses paid or incurred in connection therewith.  Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any third-party claim which would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or which does not include an unconditional release of all Indemnified Parties.  If a firm offer is made to settle a third-party claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to that firm offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect.  If the Indemnified Party fails to consent to that firm offer within ten (10) days after its receipt of the notice, the Indemnified Party may continue to contest or defend the third-party claim and, in such event, the maximum liability of the Indemnifying Party as to the third-party claim will not exceed the amount of that firm offer.  The Indemnified Party will provide the Indemnifying Party with reasonable access during normal business hours to books, records and employees of the Indemnified Party necessary in connection with the Indemnifying Party’s defense of any third-party claim which is the subject of a claim for indemnification by an Indemnified Party hereunder.

(c)    Any claim by an Indemnified Party on account of damages which does not result from a third-party claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) days after the Indemnified Party becomes aware of the Direct Claim.  That notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of damages that have been or may be sustained by the Indemnified Party.  The Indemnifying Party will have a period of ten (10) days within which to respond in writing to the Direct Claim.  If the Indemnifying Party does not so respond within such ten (10) day period, the Indemnifying Party will be deemed to have accepted the accuracy of the information set forth in that claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) A failure to give timely notice or to include any specified information in any notice as provided in Section 8.3(a), 8.3(b) or 8.3(c) will not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of that failure, any party which was entitled to receive that notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of that failure.

8.4  Survival of Representations and Warranties.  All representations and warranties made by Sellers, Buck Young, JM and/or CF  in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Closing for a period of two (2) years; provided, however, that the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.7 and 3.8 shall survive the Closing until the expiration of the statute of limitations applicable to the matters covered thereby (after giving effect to any waiver, mitigation or extension thereof granted by Sellers).

8.5  Offset.  For any and all losses and/or damages suffered by Purchaser or Teltronics which arise out of any breach of any representation, warranty, covenant or other obligation of Sellers, Buck Young, JM or CF under the terms of this Agreement, Purchaser is entitled to and may offset against and reduce the amount of any Earn Out Payment otherwise due to Sellers by the amount of those losses and/or damages.  In the alternative, Purchaser may, at its option, offset against and reduce, and thereby redeem without other consideration, the number of shares of Purchaser’s stock issued to JM and CF equal to the amount of those losses and/or damages, at a price per share to be determined by the Chief Financial Officer of Purchaser.  Any Earn Out Payment so reduced and paid pursuant to the terms of this Section 8.5 shall be deemed to satisfy Purchaser’s payment obligation for that Earn Out Payment pursuant to Section 1.2(b) of this Agreement.  The remedy provided to Teltronics and Purchaser under this Section 8.5: (i) shall not be the sole remedy of Teltronics and Purchaser for any breach of any representation, warranty, covenant or other obligation of Sellers, Buck Young, JM or CF under the terms of this Agreement and (ii) shall be in addition to any other remedy available to Purchaser or Teltronics under the terms of this Agreement or under any and all claims and causes of action which

Purchaser or Teltronics is free to pursue against Sellers, Buck Young, JM or CF in law or in equity.

ARTICLE IX
MISCELLANEOUS

 9.1  Sales, Transfer and Documentary Taxes.  Sellers shall pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Assets in accordance herewith.

9.2  Expenses.  Except as otherwise provided in this Agreement, and whether or not the transactions contemplated herein are consummated, Sellers, Buck Young, JM, CF, and Purchaser shall pay their, its or his own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

9.3  Contents of Agreement; Parties in Interest.  This Agreement, together with all Exhibits attached hereto and the documents referenced herein, sets forth the entire understanding of the Parties with respect to the transactions contemplated hereby.  This Agreement may not be amended or modified except by written instrument duly executed by all of the Parties.

9.4  Assignment and Binding Effect.  This Agreement may not be assigned by any Party without the prior written consent of the other Parties.  Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of each Party.

9.5  Waiver.  Each Party at any time may waive any term or provision of this Agreement to the benefit of which it is entitled, by a duly executed written instrument.

9.6  Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent Federal Express or other overnight delivery service, or sent registered or certified U.S. mail, postage prepaid, as follows:

If to Purchaser, to:	Teltronics Direct, Inc. 2150 Whitfield Industrial Way Sarasota, Florida 34243 Attention: Ewen Cameron, President

With a copy to:	Blair & Roach, LLP 2645 Sheridan Drive Tonawanda, New York 14150 Attention: John N. Blair, Esq.

If to Sellers, to:	FMG Ventures, LLC 1940 Northgate Boulevard, Suite B

Sarasota, Florida 34234 Attention: John Mitchell

JC Ventures, LLC 1940 Northgate Boulevard, Suite B Sarasota, Florida 34234 Attention: John Mitchell

With a copy to:	Dunlap & Moran, P.A. 1990 Main Street, Suite 700 Sarasota, Florida 34236 Attention: Ralph L. Friedland, Esq.

If to Buck Young, to:	Buck Young, LLC 1940 Northgate Boulevard, Suite B Sarasota, Florida 34234 Attention: ________________

With a copy to:	Dunlap & Moran, P.A. 1990 Main Street, Suite 700 Sarasota, Florida 34236 Attention: Ralph L. Friedland, Esq.

If to JM, to:	John Mitchell 10019 Laurel Valley Ave Cir. Bradenton, Florida 34202

With a copy to:	Dunlap & Moran, P.A. 1990 Main Street, Suite 700 Sarasota, Florida 34236 Attention: Ralph L. Friedland, Esq.

If to CF, to:	Chris R. Fickey 9007 60th Avenue E. Bradenton, Florida 34202

With a copy to:	Dunlap & Moran, P.A. 1990 Main Street, Suite 700 Sarasota, Florida 34236 Attention: Ralph L. Friedland, Esq.

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or if mailed via registered or certified mail, on the third day after said notice was mailed.

9.7  Governing Law.  This Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of Florida.

9.8  Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, except to the extent that to do so would contravene the present valid and legal intentions of Purchaser, Sellers, JM, CF and Buck Young; and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.9  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

FMG Ventures, LLC, d/b/a Access Communications
By:	/s/ JOHN MITCHELL
John Mitchell, Manager

JC Ventures, LLC d/b/a Collier Business Systems
By:	/s/ CHRIS R. FICKEY
Chris R. Fickey, Manager

Buck Young, LLC
By:	/s/ JOHN MITCHELL
John Mitchell, Manager

/s/ JOHN MITCHELL
John Mitchell, Individually and as Member

/s/ CHRIS R. FICKEY
Chris R. Fickey, Individually and as Member

Teltronics Direct, Inc.
By:	/s/ EWEN CAMERON
Ewen Cameron, President and CEO

LIST OF EXHIBITS AND SCHEDULES

Exhibit A    Office Furniture, Fixtures, Equipment and Supplies
Exhibit B     Liens, Assessments, Judgments, Defaults and Pending Lawsuits Against Sellers and/or the Assets
Exhibit C              Escrow Agreement
Exhibit D              Shareholder Agreement
Exhibit E               Assumed Liabilities
Exhibit F               Financial Statements
Exhibit G               Customers and Contracts
Exhibit H               Other Judgments Not Against Sellers or the Assets
Exhibit I                 Employment Agreement
Exhibit J                 Opinion Letter
Exhibit K                Discharge of Judgments and Liens
Exhibit L                 Pledge Agreement

EXHIBIT A

OFFICE FURNITURE, FIXTURES, EQUIPMENT AND SUPPLIES

Previously provided to Purchaser by Sellers and to be reaffirmed and approved by Purchaser prior to Closing.

EXHIBIT B

LIENS, ASSESSMENTS, JUDGMENTS, DEFAULTS AND PENDING LAWSUITS AGAINST SELLERS AND/OR THE ASSETS

(a)	Liens and Assessments of the IRS in the amount as of December 24, 2007 of $112,679.93.

(b)
Limetree Beach Resort Condominium Association, Inc. v. FMG Ventures, L.L.C. d/b/a Access Communications, commenced by Summons and Complaint filed October 3, 2007 in the Circuit Court of the Twelfth Judicial Circuit, Sarasota County, Florida, case No. 2007CA10923NC

(c)
Merry Mechanization, Inc. v. FMG Ventures, L.L.C. d/b/a Access Communications and JC Ventures, L.L.C. d/b/a Collier Business Systems, commenced by Summons and Complaint filed November 2, 2007 in the County Court of the Twelfth Judicial Circuit, Sarasota County, Florida, case No. 2007CC7922NC

(d)
R.H. Donnelly Publishing & Advertising, Inc. v. JC Ventures LLC d/b/a Collier Business Systems, commenced by Summons and Complaint filed in the Circuit Court of the Twelfth Judicial Circuit, Sarasota County, Florida, case No. 2007CA10275NC

(e)
*Toshiba America Information Systems, Inc. v. Access Communications, Inc., John B. Mitchell, Chris Fickey and DOES 1 to 50, commenced by Summons and Complaint filed in the Superior Court of California, County of Orange, case No. 07CC08726

* A judgment has been entered in Case 07CC08726 in the Superior Court of the State of California for the County of Orange.  The complaint provided for the Plaintiff or its authority to have leave of the court to amend the complaint to show true names and capacities and the defendant company’s legal names.  The guarantee attached to the complaint identified the company as FMG Ventures, LLC and JC Ventures LLC.  On the basis thereof the judgment may be subject to amendment to incorporate a claim against the Sellers, FMG Ventures, LLC and JC Ventures LLC and are accordingly listed herein as a lien against the Sellers.

EXHIBIT C

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”), made and entered into this _____ day of December, 2007 by and among Buck Young, LLC, a Delaware limited liability company with its principal place of business located at 1940 Northgate Boulevard, Suite B, Sarasota, Florida 34234 (“Buck Young”); FMG Ventures, LLC, a Florida limited liability company doing business as Access Communications with its principal place of business located at 1940 Northgate Boulevard, Suite B, Sarasota, Florida 34234 (“Access”); JC Ventures, LLC, a Florida limited liability company doing business as Collier Business Systems with its principal place of business located at 1940 Northgate Boulevard, Suite B, Sarasota, Florida 34234 (“Collier”) (Access and Collier collectively referred to as “Sellers”); John Mitchell, an individual residing at 10019 Laurel Valley Ave Cir., Bradenton, Florida 34202 (“JM”);  Chris R. Fickey, an individual residing at 9007 60th Avenue E., Bradenton, Florida 34202 (“CF”); and Teltronics Direct, Inc., a Florida corporation with its principal office located at 2150 Whitfield Industrial Way, Sarasota, Florida 34243 (“Purchaser”) and Ralph L. Friedland, Esq., an attorney at law with an office located at 1990 Main Street, Suite 700, Sarasota, Florida 34230 (“Escrow Agent”) (each entity a “Party” and collectively the “Parties”).

BACKGROUND INFORMATION

The Sellers are selling to Purchaser certain property and assets of Sellers relating to their business (“Assets”) under an Asset Purchase Agreement executed by and among Buck Young, Purchaser, Sellers, JM and CF of even date herewith (the “Asset Purchase Agreement”).  As set forth in Subsection 1.2(a) of the Asset Purchase Agreement, the Purchaser has agreed to pay a portion of the purchase price (“Purchase Price”) for the Assets by making a single payment of $200,000.00 to the Sellers which shall simultaneously be deposited by the Sellers into the attorney trust account of the Escrow Agent (the “Escrow Funds”) to be held by the Escrow Agent as trustee and subject to the terms of this Agreement.  Buck Young, Purchaser, Sellers, JM, CF and Escrow Agent do hereby agree as follows:

OPERATIVE PROVISIONS

1.           The Sellers have deposited with the Escrow Agent, concurrently with the execution and delivery of this Agreement, the Escrow Funds which represent a portion of the Purchase Price for the Assets under Section 1.2(a) of the Asset Purchase Agreement.

2.           The Escrow Agent will use the Escrow Funds solely to pay the liens, assessment, judgments, claims and pending litigation in the amounts described in Exhibit A to this Agreement (“Escrow Disbursements”).  Escrow Agent upon request will provide to the Purchaser and the Sellers, without charge, an accounting of the Escrow Funds and all Escrow Disbursements.  That accounting must show all additions to and deductions from the Escrow Funds and the reason for such deduction.  Escrow Agent may not charge the Purchaser for holding or keeping the Escrow Funds, or for using the Escrow Funds to pay Escrow Disbursements. Escrow Agent shall obtain, from each and every creditor to whom it pays an

Escrow Disbursement, a general release of all claims that it has or may have against the Assets, Sellers, Purchaser and Teltronics, Inc.  Upon Escrow Agent’s receipt of each release, he will forward an executed original thereof to the Purchaser and the Sellers.

3.           If at any time the Escrow Funds to make the payments of Escrow Disbursements are not sufficient to make the payments of Escrow Disbursements when the payments are due, Escrow Agent will immediately advise the Purchaser and the Sellers by written notice setting forth the precise extent of any deficiency.

4.           The Escrow Agent will keep the Escrow Funds in an interest bearing account at a savings or banking institution which has its deposits insured by a federal agency, instrumentality, or entity.  The interest will accrue for the benefit of the Sellers.

5.           The Escrow Agent shall hold the Escrow Funds delivered to the Escrow Agent by the Sellers and shall not deliver the Escrow Funds to any party other than the creditors specified in the Escrow Disbursements, and then only in an amount not to exceed the settlement amount listed for each Escrow Disbursements.

6.           The Escrow Agent shall pay any and all Escrow Disbursements to the creditors within ten (10) days after execution of this Agreement. Escrow Agent will be responsible for any and all costs, including, but not limited to, late fees, interest, penalties and reasonable attorney’s fees associated with the Escrow Agent’s failure to pay the Escrow Items in a timely manner.

7.           The Escrow Funds shall be held by the Escrow Agent subject to the following terms and conditions:

(a)           The Escrow Agent shall have no duty as to the collection or protection of the Escrow Funds or any income thereon or as to the preservation of any rights pertaining thereto, beyond the safe custody of any thereof actually in his possession and the payment of the Escrow Items pursuant to the terms of this Agreement.  Except with respect to the Escrow Agent's obligations under paragraph 4; Escrow Agent’s duty to maintain the Escrow Funds in safe custody; and Escrow Agent’s duty for timely payment of Escrow Disbursements in the correct amount for each item as set forth in paragraphs 5 and 6 and otherwise in a manner consistent with the terms of this Agreement, the Purchaser and the Sellers release the Escrow Agent from any claims, causes of action and demands at any time arising out of or with respect to this Agreement, the Escrow Funds and/or any actions taken or omitted to be taken by the Escrow Agent with respect thereto, and the Sellers hereby agree to hold the Escrow Agent harmless from and with respect to any and all such claims, causes of action and demands.

(b)           The Escrow Agent may act relative this Agreement in reliance upon advice of counsel in reference to any matter connected herewith.  In any event, it will not be liable for any mistake of fact or law, for any error of judgment, or for any act or omission of any kind, except for its own willful misconduct.

(c)           This Agreement sets forth in its entirety the duties and responsibilities of the Escrow Agent with respect to any and all matters pertinent thereto.  The Escrow Agent need not refer to, and will not be bound by, the provisions of any other agreement except for the Asset Purchase Agreement and its Exhibits.

(d)           If the Escrow Funds are at any time attached, garnished or levied upon under any court order, or in case the delivery of the Escrow Funds shall be stayed or enjoined by any court order, or in case any order, writ, judgment or decree shall be made or entered by any court affecting the Escrow Funds, then in any of such events, the Escrow Agent is authorized to rely upon and comply with any such order, writ, judgment or decree, and if he complies with any such order, writ, judgment or decree, he shall not be liable to the Purchaser or the Sellers or to any other person, firm, entity or corporation by reason of such compliance, even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(e)           The Escrow Agent may resign by giving ten (10) business days’ prior written notice to the Purchaser and the Sellers; and thereafter shall deliver the Escrow Funds to a successor escrow agent acceptable to the Purchaser and the Sellers, which acceptance shall be evidenced by the written and signed acknowledgment of the Purchaser and the Sellers.  If no such acknowledgment is received by the Escrow Agent within thirty (30) days after giving such notice, it is unconditionally and irrevocably authorized and empowered, in its discretion, to deliver the Escrow Funds to a court of competent jurisdiction.

8.           The escrow created hereby shall terminate on the date as of which the Escrow Agent has received written notice from Purchaser and Sellers of their written satisfaction as to all the releases obtained by Escrow Agent in exchange for its payment of all Escrow Disbursements.

9.           Notices required or permitted to be given or made under this Agreement shall be in writing and shall be given or made on the date mailed by U.S. First Class mail, postage prepaid and addressed to the party being given the notice at the address first set forth above.  Any party may change the address to which notice is to be given by notice to all other parties hereto.  Notice mailed as above provided shall be deemed given or made, and shall be effective for all purposes on the date mailed.  The Escrow Agent shall be entitled to rely, without inquiry or investigation, upon any notice given to it hereunder, provided such notice is not in contravention of the terms of this Agreement.

10.           This Agreement shall inure to the benefit of and be binding upon Buck Young, Purchaser, Sellers, JM, CF, Escrow Agent and their respective successors and assigns.

11.           This Agreement embodies the entire agreement and understanding, oral or written, among the parties hereto with respect to the subject matter hereof.  This Agreement may not be changed, modified, terminated, cancelled or discharged, in whole or in part, unless the Purchaser and the Sellers shall have given their prior written consent thereto, and such change, modification, termination, cancellation or discharge is in a writing signed by the Purchaser and the Sellers and delivered to the Escrow Agent.

12.           No waiver of any of the provisions of this Agreement, or of any of the rights of any of the parties hereto, shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given, consented to or suffered such waiver.  All rights, privileges, benefits and remedies hereunder are cumulative in nature and the exercise of any thereof shall not be deemed an exclusive election of such right, privilege, benefit or remedy, and shall not be in derogation of any other right, privilege, benefit or remedy available at law, in equity or otherwise.

13.           This Agreement and the rights and obligations of the Escrow Agent and of the Purchaser and the Sellers hereunder shall be construed in accordance with and governed by the laws of the State of Florida without giving effect to the conflict of laws principles thereof.

14.           This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ESCROW AGENT

Ralph L. Friedland, Esq.

FMG Ventures, LLC, d/b/a Access Communications
By:
John Mitchell, Manager

JC Ventures, LLC d/b/a Collier Business Systems
By:
John Mitchell, Manager

Buck Young, LLC
By:
John Mitchell, Manager

John Mitchell, Individually and as Member

Chris R. Fickey, Individually and as Member

Teltronics Direct, Inc.
By:
Ewen Cameron, President and CEO

EXHIBIT D

SHAREHOLDER AGREEMENT

OF TELTRONICS DIRECT, INC.

AMONG

TELTRONICS, INC.,

CHRIS R. FICKEY,

AND

JOHN MITCHELL

Dated as of December ___, 2007

SHAREHOLDER AGREEMENT

THIS SHAREHOLDER AGREEMENT (“Agreement”) is made and entered into this ___ day of December, 2007, by and among John Mitchell, an individual who resides at _______________________________ (“JM”), Chris R. Fickey, an individual who resides at _______________________________ (“CF”), Teltronics, Inc., a Delaware corporation with its principal office located at 2150 Whitfield Industrial Way, Sarasota, Florida 34243 (“Teltronics”) (JM, CF and Teltronics each a “Shareholder” and collectively referred to as the “Shareholders”).

W I T N E S S E T H:

A.    Under an Asset Purchase Agreement dated December 19, 2007 (“Asset Purchase Agreement”) JM and CF each acquired ownership of seven and one-half (7.5) shares of the common stock of Teltronics Direct, Inc. (“Company”).

B.    The Shareholders own beneficially and of record the number of shares of Common Stock of the Company set forth opposite their respective names in Exhibit A attached to this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Shareholders agree as follows:

ARTICLE I

DEFINITIONS

1.1    Defined Terms.  Unless otherwise defined herein, the following terms are defined as follows:

“Affiliate” means, with respect to any Person, (i) any other Person that, alone or together with any other Person, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such Person (or in the case of a natural Person, any of such Person’s Immediate Family Members), or (ii) in the case of a natural Person, any of such Person's Immediate Family Members, or any trust solely for the benefit of such Person or such Person's Immediate Family Members.  For purposes of this definition, “control” (including the correlative terms “controlled by” and “under common control with”), as used in respect of any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise.  For purposes of this definition, a Person shall be deemed to control another Person if such first Person directly or indirectly owns or holds ten percent (10%) or more of the equity interests in such other Person.

“Agreement” means this Agreement (including the schedules and the exhibits hereto), as amended, supplemented or modified from time to time in accordance with the provisions hereof.

“Applicable Law” means with respect to any Person, any and all provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, judgment, rule of common law, order, decree, award, injunction, judgment, Governmental Approval, concession, grant, franchise, license, agreement, directive, published guideline, policy or requirement, or other governmental restriction or any similar form of decision of, or determination by, or any published interpretation or administration of any of the foregoing by, any Governmental Authority, whether in effect as of the date hereof or thereafter and in each case as amended, applicable to such Person or its Subsidiaries or their respective assets.

“Applicable Securities Laws” means the securities laws of any jurisdiction applicable under the relevant circumstances.

“Asset Purchase Agreement” has the meaning set forth in the recitals hereto.

“Business” has the meaning set forth in the Asset Purchase Agreement.

“Business Day” means each day of the calendar year other than days on which banks are required or authorized to close in the State of Florida.

“Closing Date” has the meaning set forth in the Asset Purchase Agreement.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Stock” means the Company's Common Stock, par value of $1.00 per share.

“Common Stock Equivalents” means, with respect to any Shareholder as of any date, the aggregate of the number of shares of Common Stock owned by such Shareholder and the number of shares of Common Stock into or for which any Convertible Securities owned by such Shareholder shall be convertible, exchangeable or exercisable as of such date.

“Company” means Teltronics Direct, Inc., a corporation organized by Teltronics under the laws of the State of Florida.

“Confidential Information” has the meaning set forth in Section 6.2 of this Agreement.

“Convertible Securities” means (i) any rights, options or warrants to acquire Common Stock or any capital stock of the Company or any Subsidiary, and (ii) any notes, debentures, shares of preferred stock or other securities or rights, in each case which are convertible or exercisable into, or exchangeable for, Common Stock or any other capital stock of the Company or any Subsidiary.

“Employment” mean the Employment Agreements between the Company and each of JM and CF respectively dated the date of this Agreement.

“Fair Market Value” means the fair market value of the capital stock of the Company, as determined by the Company’s Chief Financial Officer using GAAP.

“GAAP” means United States generally accepted accounting principles, on a consistent basis throughout the periods involved.

“Governmental Approvals” shall mean any action, order, authorization, consent, approval, license, lease, waiver, franchise, concession, agreement, ruling, permit, tariff, rate, certification, exemption of, filing or registration by or with, or report or notice to, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government (including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof), or any tribunal or arbitrator(s) of competent jurisdiction, or any self-regulatory organization having jurisdiction over the relevant Person or Persons.

“Joinder Agreement” means a written consent to be bound by the provisions of, and to become a party to this Agreement in substantially the form of Exhibit B attached to this Agreement.

“Other Agreements” means, with respect to any Person, each of the agreements and instruments, other than this Agreement, to be entered into by such Person at or prior to the Closing in connection with the transactions contemplated by the Asset Purchase Agreement.

 “Parties” means the Company and the Shareholders.  The term “Parties” also includes any Shareholders that after the date hereof become parties to this Agreement in accordance with the terms hereof.

“Person” shall mean any natural person, company, corporation, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization, and shall include any Governmental Authority.

“Receiving Party” has the meaning set forth in Section 6.2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the relevant time.

“Shareholders” means Teltronics, JM, CF, and any other owners of shares of capital stock of the Company as may, from time to time, become parties to this Agreement in accordance with the provisions hereof.

“Subsidiary” means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or rights, or other equity interests.

“Taxes” means any domestic or foreign taxes, charges, fees, levies or other assessments, including any income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, worker’s compensation, payroll, health care, withholding, estimated or other taxes, charges, fees, levies or other assessments, and including any interest, penalties or additions relating thereto, imposed by any Governmental Authority or other taxing authority on the Company or any Subsidiary.

1.2           Rules of Construction.  Words such as “herein”, “hereinafter”, “hereto”, “hereby” and “hereunder”, when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.  The words “include”, “includes”, “included” and “including” shall be construed as if followed by the phrase “without being limited to”.  A reference to a particular gender means a reference to any gender.

ARTICLE II

BOARD MATTERS, CORPORATE GOVERNANCE

2.1   Nomination and Election of Directors.

(a)    Election of Nominees.  Effective on the date hereof and hereafter, and at each annual meeting of shareholders of the Company or any special meeting called for the purpose of electing directors of the Company (or by consent of shareholders of the Company in lieu of any such meeting) or at such other time or times as the Shareholders may agree:

(i)    Teltronics shall have the right, at its option, to nominate and elect five (5) directors to the Board of Directors of the Company (the “Board”) (such nominees hereinafter referred to as the “Teltronics Designees”); and

(ii)    JM and CF shall each have the right, at his option, to serve on the Board of Directors of the Company, until the termination of this Agreement.

(b)    Initial Nominees.  Each Shareholder agrees that, effective on the date hereof, the Board shall consist of no more than seven (7) members.  The following individuals are the members of the Board on the date hereof to serve in such capacity until their respective successors have been nominated and elected in accordance with Section 2.2 of this Agreement: JM, CF, Ewen Cameron, Russell Lee and Norman R. Dobiesz, (the initial Teltronics Designees).

2.2    Implementation of Agreement; Shareholders’ Actions.  (a) Each Shareholder shall vote all of its shares of capital stock entitled to vote in favor of and shall take all other necessary actions within its control (whether in its capacity as a shareholder of the Company or otherwise, including causing its directors and officers to take all such necessary action), and (b) the Company shall take all necessary action, in each case in order to implement the provisions of this Agreement (including this Article II) and to cause:

(i)    the total number of directors constituting the Board to be no more than seven (7) with such number to be determined in a manner consistent with the provisions of Section 2.1 and this Section 2.2;

(ii)    the nomination and election of the initial members to the Board in accordance with Section 2.1(b);

(iii)    at the request of Teltronics given at any time, the immediate removal from the Board (with or without cause) of any or all of the Teltronics Designees (which vacancy caused by such removal shall be filled promptly by the remaining directors in accordance with the provisions of paragraph (iv) below);

(iv)    (A) if any of the Teltronics Designees shall for any reason cease to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board to be filled by a replacement Teltronics Designee designated by Teltronics, immediately upon the request of Teltronics; and (B) if JM or CF shall for any reason cease to serve as a member of the Board during his term of office, the resulting vacancy on the Board shall be filled by an individual designated by JM or CF, as the case may be acceptable to Teltronics, upon his request;

(v)    the Board to manage or direct the management of the Business and the affairs of the Company, and the Company to provide to each member of the Board all relevant information which reasonably would be considered necessary or advisable in order to manage or direct the business and affairs of the Company;

(vi)    the Board to meet (in person, by conference telephone, video conference, or similar communications equipment by means of which all directors participating in the meeting can hear each other) not less frequently than quarterly;

(vii)    at the request of Teltronics given at any time, the election or appointment to any and all committees of the Board of any or all of the Teltronics Designees; and

(viii)    the delivery of notice, an agenda and any other relevant materials for each meeting of the Board, such delivery to be made to all members of the Board prior to such meeting; it being understood and agreed that no amendments or additions shall be made to such agenda following such delivery without the unanimous consent of the President of Teltronics.

2.3    Chairman.  The Chairman of the Board shall be selected by the President of Teltronics.

2.4    Quorum.  A quorum at any meeting of the Board shall be a majority of the directors present in person, by conference telephone, video conference, or similar communications equipment by means of which all directors participating in the meeting can hear each other, provided such quorum includes at least three (3) of the Teltronics Designees.  Except as otherwise provided in this Agreement, the affirmative vote of a majority of the entire Board at a meeting duly called at which a quorum is present, or the written consent of a majority of the members of the Board, shall be required on all actions required to be taken by the Board.

2.5    Proxies.  Neither the Company nor any Shareholder shall give any proxy or power of attorney to any Person that permits the holder thereof to vote in his discretion on any matter that may be submitted to the Shareholders of the Company for their consideration and approval, unless such proxy or power of attorney is made subject to and is exercised in conformity with the provisions of this Agreement.

2.6    Director Compensation and Expenses.  No director of the Company or any Subsidiary shall receive any fees, stock options, equity or equity-linked securities, or other compensation for its services as director unless approved by the Company and Teltronics, except for reimbursement of those expenses described in the next succeeding sentence.  All directors of the Company shall be entitled to reimbursement from the Company for all reasonable direct out-of-pocket expenses incurred in connection with their service, as the case may be, which shall include travel expenses for attending Board meetings and, if approved in writing by the  President of the Company, other travel expenses related to the Company or the activities of the Board.

2.7           Officers.  Subject to the rights of JM and CF under their Employment Agreements,  the Board shall have the absolute right, in its sole discretion, to remove and appoint officers, with or without cause, subject to all Applicable Laws. The President and Chief Financial Officer of Teltronics shall be the President and Chief Financial Officer respectively of the Company.

2.8           Actions Requiring Special Consent of Teltronics.  Notwithstanding anything herein that may be to the contrary, for so long as Teltronics owns any of the Common Stock, the Company shall be bound by the approvals of Teltronics required by Applicable Law, its Certificate of Incorporation, by-laws and lending agreements and the certificate of incorporation and the by-laws of the Company.

ARTICLE  III

ISSUANCE AND TRANSFER OF SHARES; RESTRICTIONS

3.1           Pre-Emptive Rights.  Each of the Shareholders hereby waives any and all pre-emptive or similar rights with respect to its or his Common Stock and any future issuance of securities of the Company.

3.2    Restrictions on Transfer of Stock.

(a)           Generally. No Shareholder holding less than fifty percent (50%) of the shares of the Common Stock may sell, assign, pledge, encumber, give, devise or otherwise dispose of any interest in any Common Stock, whether voluntarily, by operation of law or otherwise (a “Transfer”), unless he or it has first complied with all applicable provisions of this Agreement. There are no restrictions on transfer by any Shareholder holding fifty percent (50%) or more of the shares of the Common Stock.

(b)           Right of First Refusal.

(i)           Offer Notice.  At least 45 days prior to making any Transfer, a Shareholder holding less than fifty percent (50%) of the shares of the Common Stock proposing to make a Transfer (the “Transferring Shareholder”) shall deliver a written notice (the “Offer

Notice”) to the Company and to each of the other Shareholders (the “Other Shareholders”). The Offer Notice shall disclose in reasonable detail the identity of the prospective transferee(s), the number of shares of Common Stock to be transferred (the “Offered Stock”), the consideration offered, and the proposed terms and conditions of the Transfer; provided, that if the consideration being offered to the Transferring Shareholder consists in whole or in part of something other than U.S. dollars, then the notice shall also contain a good faith estimate of the value of the consideration in U.S. dollars and an explanation of the manner in which the estimate was made.

(ii)           First Option.  The Company may elect to purchase all or any portion of the Offered Stock at the price per share and on the terms specified in the Offer Notice by delivering written notice of the Company’s election to the Transferring Shareholder and the Other Shareholders within thirty (30) days after the delivery of the Offer Notice.

(iii)           Second Option.  If the Company has not elected to purchase all of the Offered Stock within the thirty (30) day period referenced in subsection (ii) above, each of the Other Shareholders may elect to purchase (pro rata in accordance with their respective holdings of the Common Stock) all (but not less than all) of such remaining Offered Stock at the price per share and on the terms specified in the Offer Notice by delivering written notice of such election to the Transferring Shareholder within sixty (60) days after delivery of the Offer Notice (the “Election Period”).  If the Other Shareholders do not elect to purchase all of the remaining Offered Stock, any remaining Offered Stock may be allocated among the Other Shareholders who have elected to purchase the Offered Stock pro rata in accordance with their respective holdings of the Common Stock, and those Other Shareholders shall have ten (10) days following the Election Period (the “Extended Election Period”) to elect to purchase that remaining Offered Stock.

(iv)           If the Company and/or any Other Shareholders have elected to purchase all of the Offered Stock from the Transferring Shareholder, the transfer will be consummated as soon as practicable after the delivery of the election notices, but in any event within thirty (30) days after the identity of the transferees has been determined.

(v)           If the Company and any Other Shareholders have not elected to purchase all of the Offered Stock on or before the end of the Extended Election Period, the Transferring Shareholder may, within ninety (90) days after the expiration of the Extended Election Period, transfer all of such Offered Stock to the transferee(s) specified in the Offer Notice at a price not less than the price per share specified in the Offer Notice and on terms no less favorable to the Transferring Shareholder in any material respect than the terms specified in the Offer Notice.  If the Transferring Shareholder does not transfer all of such Offered Stock to the transferee(s) specified in the Offer Notice within such ninety (90) day period, the Transferring Shareholder may not transfer any such Offered Stock without first having complied with all applicable provisions of this Agreement.

(c)           Permitted Transfers.  The restrictions contained in this Agreement shall not apply to any Transfer of Stock by any Shareholder to the Company and shall not apply to any

Transfer of Stock by any Shareholder holding fifty percent or more of the shares of the Common Stock of the Company.

(d)           Restrictions Applicable to All Transfers.  All Transfers shall be subject to the following:

(i)           Prior to transferring any Stock to any Person, the Transferring Shareholder shall cause the prospective transferee to execute and deliver to the Company and the other Shareholders a joinder to this Agreement in the form attached as Exhibit B to this Agreement, whereupon that holder shall be deemed a Shareholder hereunder and shall have all the rights, privileges and obligations of a Shareholder as set forth in this Agreement.

(ii)           The prospective transferee shall acknowledge in writing that the Common Stock has not been registered under the Securities Act or any applicable state securities laws, and may not be transferred in the absence of an effective registration statement under such laws except pursuant to an exemption from such laws.  If Common Stock is being transferred pursuant to such an exemption, then the Transferring Shareholder shall give prior written notice of such exemption to the Company and the Company may request an opinion of the Transferring Shareholder’s counsel as to the availability of such exemption, which opinion and counsel shall be reasonably satisfactory to the Company.

Section 1.2.    Restrictions on Encumbrances.  No Shareholder shall assign, pledge, grant a security interest in or otherwise permit any lien or encumbrance to attach to any interest in any share of Common Stock or other capital stock of the Company, unless approved in writing by the President of the Company.  Any action taken in violation of this restriction shall be null and void.

Section 1.3    Take Along. If any transfer of shares of Common Stock by Teltronics involves the transfer of more than fifty percent (50%) of the issued and outstanding shares of Common Stock owned by Teltronics to any unaffiliated party (“Sale of Control”) Teltronics may but shall not be obligated to require each Shareholder to sell, or cause to be sold, the same proportionate part of the Shares owned by him as are proposed to be sold by Teltronics for the same consideration per Shares and otherwise on the same terms and conditions obtained by Teltronics in the Sale of Control transaction.

Section 1.4    Endorsement of Stock Certificates. After execution of this Agreement, each Shareholder shall submit the certificates for all of the Shares owned by them to the Company for endorsement on the face of each certificate of the following legend:

Any sale, assignment, transfer, pledge or other disposition of theshares of the stock represented by this certificate is restricted by,and subject to, the terms and provisions of a Shareholder Agreement, dated December __ , 2007 a copy of which is on file with the Secretary of the Company.

ARTICLE IV

CERTAIN COVENANTS

4.1    Covenants of the Company.

(a)    Accounting; Financial Statements.   The Company covenants and agrees with the Shareholders as follows:

(i)    Accounting.  The Company shall maintain and cause any Subsidiary to maintain a system of accounting established and administered in accordance with GAAP, and shall set aside on its books and cause any Subsidiary to set aside on its books, all such proper reserves as shall be required by GAAP.

(ii)    Financial Statements.

(A)    Commencing with the quarter ending March 31, 2008, the Company shall deliver to the Shareholders, promptly after the period covered thereby, and in any event within forty-five (45) days thereafter, unaudited quarterly consolidated financial statements of Teltronics, prepared in accordance with GAAP.

(B)    Commencing with the fiscal year ending December 31, 2008, the Company shall deliver to the Shareholders, promptly after the period covered thereby, and in any event within sixty (60) days thereafter audited consolidated financial statements of Teltronics, prepared in accordance with GAAP and audited by an independent certified public accounting firm approved by the President of the Company,

(b)    Insurance.  As promptly as practicable and in any event within thirty (30) days following the Closing, the Company shall, and shall cause any Subsidiary to maintain or cause to be maintained at all times (i) fire and casualty insurance policies, with extended coverage, sufficient in amount to allow the Company or any Subsidiary to replace any of its properties that might be damaged or destroyed and, (ii) insurance policies against other insurable hazards, risks and liabilities to person and property.

(c)    Disclosure and Cooperation with Respect to Transfers.  Upon the request of any Shareholder, the Company shall:  (i) promptly supply to such Shareholder or its prospective transferees of Common Stock or Convertible Securities permitted by Applicable Law, all information regarding the Company reasonably required to be delivered in connection with such Transfer, provided that such transferee enters into a reasonable and customary confidentiality agreement with respect to such information; and (ii) otherwise cooperate and take all other actions as reasonably requested by such Shareholder in connection with any Transfers permitted pursuant Applicable Law, including Applicable Securities Laws.

(d)    Taxes.  The Company shall, and shall cause any Subsidiary to, file all Tax returns and/or reports required to be filed in each jurisdiction where such filing is required and to pay and discharge all Taxes shown to be due and payable on such returns and all other Taxes, assessments, governmental charges or levies imposed on them or any of their respective properties, assets, income or franchises, to the extent such Taxes, assessments, governmental charges and levies have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become an Encumbrance (other than a Permitted Encumbrance) on properties or assets of the Company or any Subsidiary, as the case may be.  Nothing in this Section 4.1(d) shall preclude the Company or any Subsidiary from diligently contesting in good faith any and all Tax-related assessments, reassessments, charges or levies imposed on their respective properties.

ARTICLE V

TERMINATION OF AGREEMENT

5.1    Individual Termination.  This Agreement shall terminate with respect to JM or CF, as the case may be, upon the first to occur of the following:

(a)    his death;

(b)    cessation of the business operations of the Company for a continuous period of more than thirty (30) days;

(c)    any acquisition of more than fifty percent (50%) of the capital stock or substantially all of the assets of the Company by another entity;

(d)    resignation by JM or CF, as the case may be or, termination of his Employment Agreement with the Company for any reason other than the reasons set forth in subsections 5.1(a) through (c) of this Agreement.

5.2    Effect of Individual Termination.    In the event that this Agreement is terminated with respect to JM or CF, as the case may be:

(a)    for any of the reasons set forth in subsections 5.1(a) through (c) of this Agreement, the Company will redeem his shares of the Common Stock of the Company at one hundred percent (100%) of their Fair Market Value, evaluated as of the date that this Agreement is terminated with respect to him;

(b)    for the reason set forth in subsection 5.1(d) of this Agreement, the Company will redeem his shares of the Common Stock of the Company at _fifty percent (50%) of their Fair Market Value, evaluated as of the date that this Agreement is terminated with respect to him.

5.3    Termination. This Agreement shall terminate upon the occurrence of any of the following events.

(a)    The Company’s bankruptcy, receivership or dissolution;

(b)    The transfer by the next to last remaining Shareholder to the Company of all of his Shares and the payment in full of the purchase price therefore;

          (c)    The occurrence of a registered public offering of the Company’s securities under the Securities Act of 1933;

          (d)    The consummation of a merger in which the Shareholders receive securities which are publicly traded under the Securities Act of 1933 and Securities Exchange Act of 1934;

ARTICLE VI

GENERAL

6.1    Notices.  All notices, requests, demands, approvals, consents, waivers or other communications required or permitted to be given hereunder (each, a “Notice”) shall be in writing, in English and shall be (a) personally delivered, (b) sent by facsimile transmission, provided that the original copy thereof also is sent by pre-paid, first class, registered or certified mail (return receipt requested) or by next-day or overnight mail or courier (to any United States address) or by an internationally recognized express delivery service (to any foreign address), (c) sent by pre-paid, first class, registered or certified mail (return receipt requested) or by next-day or overnight mail or courier (to any United States address), or (d) delivered by an internationally recognized express delivery service (to any foreign address), postage and charges prepaid:

(i)      if to Teltronics or the Company, at the address set forth for Teltronics in the first paragraph of this Agreement;

(ii)     if to JM, at the address set forth for him in the first paragraph of this Agreement; and

(iii)    if to CF, at the address set forth for him in the first paragraph of this Agreement;

or, in each case, at such other address and numbers as may have been furnished in a Notice by such Person to the other Parties.  Any Notice shall be deemed effective upon receipt (or refusal of receipt, if properly delivered).

6.2           Confidentiality.

(a)           Each Shareholder recognizes and acknowledges that this Agreement, the business plans, acquisition prospects, referral sources, customer and supplier lists, and Intellectual Property of the Company as they may exist from time to time (collectively, the “Confidential Information”) are valuable, special and unique assets of the Company's business.  Each Shareholder agrees that such Shareholder shall not, in whole or in part, disclose any of such Confidential Information to any Person for any reason or purpose that is not in furtherance of the best interests of the Company, nor shall such Shareholder make use of any such Confidential Information for its own purposes or for the benefit of any Person (except the Company) under any circumstances.  Notwithstanding the foregoing, the Shareholder receiving Confidential Information (the “Receiving Party”) shall have no obligations under this Section 6.2:  (i) with respect to Confidential Information which is (A) known to the Receiving Party on a non-

confidential basis at the time of disclosure from the Company or any Subsidiary, (B) at the time of that disclosure, or thereafter, in the public domain other than pursuant to a breach of an existing obligation by the Receiving Party, (C) rightfully received from a third party without a restriction on further disclosure and without breach of the other provisions of this Section 6.2, (D) independently developed by the Receiving Party or (E) which is required to be disclosed by any self-regulatory organization or by Applicable Law or at the request of any Governmental Authority; provided, however, that the Company is given prior notice of the disclosure of Confidential Information pursuant to this clause (E) to the extent such prior notice is reasonably possible; or (ii) following the two-year period after which such Shareholder ceases to be a Shareholder of the Company.  All correspondence, memoranda, notes, records, reports, plans, designs, studies and any other papers, electronic data or items that record Confidential Information received or made by a Shareholder shall be the property of the Company, and such Shareholder shall immediately deliver all originals and all copies thereof to the Company under Applicable Law or any agreement between such Shareholder and the Company, including any employment agreement.

(b)           Notwithstanding anything to the contrary contained in this Agreement, a Shareholder may provide Confidential Information to its advisors or consultants; provided, however, that, in each instance, the recipient of the Confidential Information enters into an agreement with such Shareholder pursuant to which it agrees to be bound by the non-disclosure obligations of this Section 6.2.

6.3           Specific Performance.  The Parties hereto recognize that the Company's Common Stock and Convertible Securities cannot be readily purchased or sold on the open market and that it is to the benefit of the Company and the Shareholders that this Agreement be carried out; and for those and other reasons, the Parties hereto would be irreparably damaged if this Agreement is not specifically enforced in the event of a breach hereof.  If any controversy concerning the rights or obligations to purchase or sell any Common Stock or Convertible Securities arises, or if this Agreement is breached, the Parties hereto hereby agree that remedies at law might be inadequate and that, therefore, such rights and obligations, and this Agreement, shall be enforceable by specific performance.  The remedy of specific performance shall not be an exclusive remedy, but shall be cumulative of all other rights and remedies of the Parties at law, in equity or under this Agreement.

6.4           Transferees and Future Shareholders.  The Company and any transferor Shareholder shall cause any transferee of Common Stock or Convertible Securities pursuant to a Transfer permitted by this Agreement that is not already a party to this Agreement to execute a Joinder Agreement.  The Company will cause any other future holder of Common Stock or Convertible Securities to execute a Joinder Agreement.  Upon execution of such Joinder Agreement by any such Person (provided the Transfer or issuance of Common Stock or Convertible Securities shall not have been made in contravention of this Agreement or Applicable Laws), such Person shall become a Party to this Agreement; provided, however, that the foregoing shall not apply to Common Stock or Convertible Securities that have been sold (a) pursuant to an effective registration statement under the Securities Act, or (b) Rule 144(k) promulgated thereunder (or any analogous or comparable foreign Applicable Securities Laws).

6.5           Binding Effect; Assignment. Each of the provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the personal representatives, heirs, devisees, successors and assigns of the respective Parties hereto; but none of the rights or obligations attaching to any party shall be assignable.

6.6           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to the principles of conflicts of law thereof.  Each Party hereto hereby irrevocably submits to the nonexclusive jurisdiction of the courts of the State of Florida and of the United States of America exercising jurisdiction of matters arising in the City of Sarasota, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of that court, that the venue thereof may not be appropriate, that the suit, action or proceeding is improper or that this Agreement or any of the documents referred to in this Agreement may not be enforced in or by that court, and each Party hereto irrevocably agrees that all claims with respect to each suit, action or proceeding shall be heard and determined in such a Florida state or federal court.  Each Party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding by mailing a copy thereof to the Party being served in the manner provided in Section 6.1 and agrees that service in that manner shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

6.7    Severability.  Should any Section or any part of a Section within this Agreement be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Agreement.

6.8    Captions and Section Headings.  Article and Section captions and headings contained in this Agreement are inserted as a matter of convenience and for reference purposes only, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

6.9    Amendments and Waivers.  Neither this Agreement nor any term hereof, may be changed, waived, discharged or terminated orally, by course of conduct or in writing, except that any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) with (but only with) the prior written consent of (a) the Company, (b) the holders of at least 51% of the then issued and outstanding Common Stock, and (c) Teltronics; provided, however, that no such amendment or waiver shall extend to or affect any obligation not expressly waived or impair any right consequent therein.  Any Party may waive any of its rights or the obligations of the Company to that Party hereunder without obtaining the consent of any other Person.

6.10    Entire Agreement. This Agreement, and the other documents referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes any prior understandings or agreements, oral or written, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto.

6.11    Schedules; Exhibits.  The schedules and exhibits attached to this Agreement are hereby incorporated into this Agreement.

6.12           No Recourse to Shareholders.  The Parties agree that no Shareholder shall be liable for any obligation of the Company pursuant to this Agreement and that the Shareholders will look solely to the property and assets of the Company and that no property or assets of any Shareholder shall be subject to levy, execution or other enforcement procedure for the satisfaction of the obligations of the Company, except to redress any malfeasance on the part any Shareholder in connection with the Company's failure to perform any such obligation.

6.13           Fees and Expenses.  Each Party shall pay its respective fees and expenses in connection with the negotiation, execution and delivery of this Agreement and the other documents and transactions contemplated hereby.

6.14           Further Assurances.  Each Party shall cooperate and take such actions as may be reasonably requested by another Party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

6.15           Condition to Effectiveness.  This Agreement shall become effective upon the Closing under the Asset Purchase Agreement.

6.16           Counterparts.  This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

6.17           Shares Subject to Agreement.  This Agreement shall apply to (a) the Common Stock and/or Convertible Securities held by the Parties, if any, as well as any Common Stock and/or Convertible Securities hereafter acquired by any such Party (including any Common Stock issued upon the exercise, conversion or exchange of any Convertible Securities) and (b) and any and all shares of capital stock of the Company that may be issued in respect of, in exchange for or in substitution of Common Stock and/or Convertible Securities, by reason of any stock dividend, split, reverse split, combination, reclassification, merger, recapitalization, share exchange or other transaction.

6.18           Attorneys’ Fees.  Notwithstanding Section 6.13 of this Agreement, if any Party initiates any legal action arising out of or in connection with this Agreement, the prevailing Party in such legal action shall be entitled to recover from the other Party all reasonable attorneys’ fees, expert witness fees and expenses incurred by the prevailing Party in connection therewith.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

The Company:
Teltronics Direct, Inc.
By:
Ewen Cameron, President and CEO

Shareholders: TELTRONICS, INC.
By:
Ewen Cameron, President and CEO

John Mitchell

Chris R. Fickey

EXHIBIT A
SHAREHOLDER INFORMATION

Names and Notice	Number of Shares of Common Stock Owned

Teltronics, Inc. 2150 Whitfield Industrial Way Sarasota, Florida 34243 Telephone: 941-753-5000 Facsimile: 941-751-7724	Eighty-Five (85)
John Mitchell ______________________ ______________________	Seven and one-half (7.5)
Chris R. Fickey ______________________ ______________________	Seven and one-half (7.5)

EXHIBIT B

FORM OF JOINDER AGREEMENT

The undersigned, having purchased shares of capital stock of Teltronics Direct, Inc., hereby agrees to be bound by the terms and conditions of, and to become a party to, the Shareholder Agreement dated December___, 2007 (the “Shareholder Agreement”) as a “Shareholder” thereunder, the form of which is attached hereto, as if the undersigned had been a party to such agreement as of the date thereof.

Name:

Signature:

Address:

Facsimile No.:

No. of Shares:

I, the undersigned, being the spouse of the above-named Shareholder, hereby acknowledge that I have read and understand the Shareholder Agreement, and I agree to be bound by the terms thereof.

Name:
Signature:

EXHIBIT E

ASSUMED LIABILITIES

Servicing obligations after the Closing under Maintenance agreements to be approved by Purchaser prior to Closing.

EXHIBIT F

FINANCIAL STATEMENTS

1.	Access Profit & Loss Statements for the 12-Month Periods ended December 31, 2005 and 2006.

2.	Access Balance Sheets as of December 31, 2005 and 2006.

3.	Access Profit & Loss Statement for the Nine Month Period from January 1, 2007 through September 30, 2007.

4.	Access Balance Sheet as of September 30, 2007.

5.	Collier Profit & Loss Statements for the 12-Month Periods ended December 31, 2005 and 2006.

6.	Collier Balance Sheets as of December 31, 2005 and 2006.

7.	Collier Profit & Loss Statement for the Nine Month Period from January 1, 2007 through September 30, 2007.

8.	Collier Balance Sheet as of September 30. 2007.

EXHIBIT G

CUSTOMERS AND CONTRACTS

Previously provided to Purchaser by Sellers and to be reaffirmed and approved by Purchaser prior to Closing.

EXHIBIT H

JUDGMENTS AND  LIENS NOT AGAINST SELLERS OR THE ASSETS

1. Scansource Inc.
2. North Supply Company dba Sprint North Supply
3. Oasis Outsourcing, Inc. fka Professional Employee Management, Inc.
4. Weber & Associates Accounting and Tax Services Inc.
5. Accu-Tech Corporation
6. John Roth, an individual
7. Florida Department of Revenue

EXHIBIT I

EMPLOYMENT AGREEMENT

Employment Agreement (“Agreement”), between Teltronics Direct, Inc. (the "Company") and (the "Employee"),  dated December __ , 2007.

1. For good consideration, the Company employs the Employee on the following terms and conditions.

2. Term of Employment. Subject to the provisions for termination set forth below, this Agreement will begin on the date first set forth above and continue for a period of five (5) years.

3. Compensation. The Company shall pay Employee a salary of $_____ per year, for the services of the Employee, payable at regular payroll periods as available. Employee’s salary shall be subject to increases after the first year as determined and approved by the Board of Directors of the Company. In addition, the Company shall pay a commission of ___ percent (__%) of all collected revenues received on sales of products and services approved by the President of the Company, less sales and/or use taxes actually paid, import and/or export duties actually paid, outboard transportation paid, prepaid or allowed, and amounts due or credited due to returns.

4. Duties and Position. The Company shall employ the Employee in the capacity of Vice President of Sales and Marketing. The Employee's duties may be modified at the Company's discretion from time to time.

5. Employees to Devote Full Time to Company. The Employee will devote full time, attention, and energies to the business of the Company, and, during this employment, will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage. Employee is not prohibited from making personal investments in any other businesses provided those investments do not require active involvement in the operation of said companies and these other businesses do not in any way compete with the business activities now or as they may exist during the period of Employee’s employment with the Company.

6. Confidentiality of Proprietary Information. Employee agrees, during and after the term of this Agreement, not to reveal confidential information or trade secrets of the Company (“Confidential Information”) to any person, firm, corporation, or entity. Should Employee reveal or threaten to reveal Confidential Information, the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages from the Employee.

7. Reimbursement of Expenses. The Employee may incur reasonable expenses for furthering the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Employee for all business expenses for which Employee first obtained the written approval of the President of the Company and presents an itemized account of expenditures. The Employee will be provided a monthly Auto Allowance of $____, plus reimbursement of reasonable auto insurance.  In addition, the Company will reimburse 80% of the Employee’s approved business cost of cell phone use and 100% of the Employee’s approved business use of internet services.

8. Vacation. The Employee shall be entitled to a total of four (4) weeks of  vacation time at full pay per year from the Closing Date.

9. Insurances and Disability. The  Employee and his family will receive full medical and dental benefits paid by the Company on terms commensurate with those offered to employees of Teltronics, Inc.

10. Termination of Agreement. The Company may terminate Employee’s employment only upon thirty (30) days prior written notice upon the occurrence of any of the  following events (each a “Termination Event”):

(a)           Employee’s death;

(b)           Employee’s absence from work for any reason for a continuous period of more than ten (10) days (excluding holidays, vacation and sick time) in any 365 day period within the term of this Employment Agreement;

(c)           Any breach, default, non-performance, or non-compliance with the terms and conditions of this Employment Agreement which goes uncured for more than 30 days;

(d)           any conduct constituting a breach of any duty of loyalty or good faith owed by Employee to the Company which goes uncured for more than 30 days;

(e)           commission of any criminal violation of law, excluding traffic violations;

(f)           The sale of substantially all of the Company's assets to a single purchaser or group of associate purchasers; or

(g)           The sale, exchange, or other disposition, in one transaction of the majority of the Company's outstanding capital stock; or

(h)           The Company’s decision to terminate its business and liquidate its assets;

(i)           The merger or consolidation of the Company with another company; or

(j)           Bankruptcy or chapter 11 reorganization of the Company.

(k)           Failure to fully perform and discharge the obligations of Employee described in Article VIII of the Asset Purchase Agreement by and among Employee, Company and other parties dated December 19, 2007.

11.  Prohibited Activities. Employee agrees that he will not, during the term of this Agreement and for a period of three (3) years following the termination of his employment with the Company, for any reason, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature, engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any Competing Business within the State of  Florida (the “Territory”). Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring, as a passive investor with no involvement in the operations of the business, less than five percent (5%) of the capital stock of a business engaging in or operating a Competing Business within the Territory whose capital stock is publicly traded on a national securities exchange or over-the-counter. “Competing Business” shall mean any business entity who engages in any activity which competes with any business s activity of the Company and/or Teltronics, Inc. and/or their affiliates as may be conducted during the term of  this Agreement.

12. Non-Solicit. Employee will not, during the term of this Agreement and for a period of five (5) years following the termination of his employment with the Company, for any reason, directly or indirectly solicit or engage in any business activity with any current vendor or customer of the Company and/or Teltronics, Inc. and/or their affiliates or any prospective customer whom Employee has ever contacted or attempted to contact on behalf of the Company or on behalf of Buck Young, LLC, FMG Ventures, LLC or JC Ventures, LLC.

13. Assistance In Litigation. Employee shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after Employee’s employment.

14. Merger. This Agreement supercedes any and all prior agreements or understandings, oral or written, with respect to the subject matter hereof, including specifically but not exclusively any and all prior non-competition and/or non-solicitation agreements, written and/or oral, all of which are hereby terminated.

15. Choice of Law and Venue. Any claim or controversy that arises out of or relates to this Agreement may be litigated in the state and federal courts situated in Manatee County, Florida. The Company and the Employee expressly consent to the venue of those courts and waive all defenses related to jurisdiction and venue in any proceeding arising out of this Agreement, which shall be interpreted and enforced pursuant to the laws of the State of Florida.

16. Limited Effect of Waiver by Company. Should Company waive breach, default, non-performance or non-compliance of any provision of this Agreement by the Employee, that waiver will not operate or be construed as a waiver of further breach, default, non-performance or noncompliance by the Employee.

17. Severability; Reformation. The covenants in this Agreement are severable and separate, and the unenforceability of any specific covenant shall not affect the continuing validity and enforceability of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Agreement are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable and this Agreement shall thereby be reformed.

18. Equitable Relief. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the covenants contained in this Agreement and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, the Company and the Employee each agree that the foregoing covenants may be enforced by the Company by injunctions, restraining orders and other equitable actions without the necessity or obligation of posting bond.

19. Reasonable Restraint. The Company and Employee each acknowledge and agree that the agreements hereunder are necessary for the protection of the legitimate business of the Company and that the foregoing covenants impose a reasonable restraint on the Employee in light of the activities and business of the Company on the date of the execution of this Agreement an the current plans of the Company.

Signed this _____  day of December, 2007.

_________________________________
Employee

Teltronics Direct, Inc.

By:__________________________
      Ewen Cameron, President and CEO

EXHIBIT J
DUNLAP & MORAN, P.A.
1990 Main Street, Suite 700
Sarasota, Florida 34236

December ___, 2007

Teltronics, Inc.
2150 Whitfield Industrial Way
Sarasota, Florida 34243

Teltronics Direct, Inc.
2150 Whitfield Industrial Way
Sarasota, Florida 34243

RE:    FMG Ventures, LLC dba Access Communications and JC Ventures, LLC dbaCollier Business Systems to Teltronics Direct, Inc.

Ladies and Gentlemen:

We have acted as counsel to FMG Ventures, LLC, a Florida limited liability company doing business as Access Communications (“Access”), JC Ventures, LLC, a Florida limited liability company doing business as Collier Business Systems (“Collier”), Buck Young, LLC, a Delaware limited liability company (“Buck Young”), John Mitchell (“JM”) and Chris Fickey (“CF”) in connection with the execution and delivery to you by Access, Collier and Buck Young of documents set forth on Exhibit A attached hereto (each individually a “Transaction Document” and collectively the “Transaction Documents”).  Terms used in this opinion have the same meaning as defined in the Transaction Documents.

Based upon our examination and investigation necessary to render this opinion, we are of the opinion that:

1.    Access and Collier are limited liability companies duly organized, validly existing and in good standing under the laws of the State of Florida.  Buck Young is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and duly qualified to conduct business in the State of Florida.

2.    Access, Collier, Buck Young, JM and CF have the power, authority and legal right to execute, deliver and perform the Transaction Documents.  The execution, delivery and performance of the Transaction Documents by Access, Collier and Buck Young have been duly authorized by the Manager and Members of Access, Collier and Buck Young.  The Transaction Documents have been, and the other agreements, documents and instruments required to be delivered by Access, Collier and Buck Young in accordance with the provisions thereof have been duly executed and delivered on behalf of Access, Collier and Buck Young by their duly authorized representatives.  The Transaction Documents will constitute legal, valid and binding obligations of Access, Collier, Buck Young, JM and CF enforceable against them in accordance with their respective terms.

3.    The execution, delivery and performance of the Transaction Documents and the transactions contemplated therein do not and will not violate, conflict with or result in the breach of (i) any term, condition or provision of, or require the consent of any other person under, any existing law, ordinance or governmental rule or regulation to which Access, Collier, Buck Young, JM or CF is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Access, Collier, Buck Young, JM or CF, (iii) the Articles of Organization, Operating Agreement or other organizational or governing documents of Access, Collier or Buck Young, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan, authorization or other instrument, document or understanding, oral or written, to which Access, Collier, Buck Young, JM or CF is a party, by which Access, Collier, Buck Young, JM or  CF may have rights, or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Access, Collier, Buck Young, JM or CF thereunder.

4.    Access and Collier have good, valid and marketable title in and to all of the Assets, free and clear of all mortgages, liens, pledges, security interests, charges, demands, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, other than those set forth in Exhibit B attached to the Asset Purchase Agreement.  Exhibit H attached to the Asset Purchase Agreement lists judgments that are not filed against or relate in any manner to the Sellers or the Assets and cannot form a basis for any claim or demand against the Sellers, the Assets, Purchaser or Teltronics.  Exhibit K attached to the Asset Purchase Agreement contains a complete list of judgments and liens against the Assets which have been fully paid.  The documents provided to Purchaser to prove payments and releases of the judgments and liens listed in Exhibit K are true, correct and complete and were obtained without agreement, commitment, condition or contingency of any kind.  A payoff letter showing the precise settlement amount of $112, 679.93 to resolve all obligations of Access and Collier to the IRS as of December 24, 2007 is attached as Exhibit C hereto.

5.    No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or threatened against Access or Collier or any of their affiliates other than those set forth in Exhibit B attached to the Asset Purchase Agreement.  There is no other litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority that is pending or threatened against Access or Collier or any of their affiliates that relates to the Assets, the Business or the transactions contemplated by the Transaction Documents, nor do we know of any reasonably likely basis for any litigation, arbitration, investigation or proceeding, the result of which could materially adversely affect Access, Collier, the Assets, the Business or the transactions contemplated by the Transaction Documents.  Neither of Access and Collier is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may adversely affect Access, Collier, the Assets, the Business or the transactions contemplated by the Transaction

Documents.  There is no statutory or common law basis for any person or entity to make any claim or demand or commence or continue any arbitration, investigation or other proceeding which could result in the rescission of, or imposition or any other equitable remedy on any portion or all of the transactions contemplated in the Transaction Documents or could result in any claim or demand against the Assets, the Purchaser or Teltronics.

    Very truly yours,

    Dunlap & Moran, P.A.

    By: ____________________________
            Ralph L. Friedland

EXHIBIT A

The Transaction Documents consist of the following:

(a)	Asset Purchase Agreement by and among Access, Collier, BuckYoung, John Mitchell, Chris Fickey and Teltronics Direct, Inc. dated December 19, 2007 with attached Exhibits A through K

(b)	Escrow Agreement by and among Access, Collier, Buck Young, John Mitchell, Chris Fickey and Teltronics Direct, Inc. dated December ___, 2007

(c)	Shareholder Agreement by and among John Mitchell, Chris Fickey and Teltronics Direct, Inc. dated December ___, 2007

(d)	Pledge Agreement by and among John Mitchell, Chris Fickey and Teltronics Direct, Inc. dated December ___, 2007

(e)	Employment Agreement by and among John Mitchell, Chris Fickey and Teltronics Direct, Inc. dated December ___, 2007

EXHIBIT B
LIENS AND PENDING LAWSUITS AGAINST SELLERS AND/OR THE ASSETS

(a)
The Liens of the IRS.  The IRS have computed and provided a payoff amount as of December 24, 2007 of $112,679.93 which will be paid from the closing proceeds and releases running to Sellers will be exchanged for the specified funds at the Sarasota District Director’s local office.

(b)
Limetree Beach Resort Condominium Association, Inc. v. FMG Ventures, L.L.C. d/b/a Access Communications, commenced by Summons and Complaint filed October 3, 2007 in the Circuit Court of the Twelfth Judicial Circuit, Sarasota County, Florida, case No. 2007CA10923NC

(c)
Merry Mechanization, Inc. v. FMG Ventures, L.L.C. d/b/a Access Communications and JC Ventures, L.L.C. d/b/a Collier Business Systems, commenced by Summons and Complaint filed November 2, 2007 in the County Court of the Twelfth Judicial Circuit, Sarasota County, Florida, case No. 2007CC7922NC

(d)
R.H. Donnelly Publishing & Advertising, Inc. v. JC Ventures LLC d/b/a Collier Business Systems, commenced by Summons and Complaint filed in the Circuit Court of the Twelfth Judicial Circuit, Sarasota County, Florida, case No. 2007CA10275NC

(e)
*Toshiba America Information Systems, Inc. v. Access Communications, Inc., John B. Mitchell, Chris Fickey and DOES 1 to 50, commenced by Summons and Complaint filed in the Superior Court of California, County of Orange, case No. 07CC08726

* A judgment has been entered in Case 07CC08726 in the Superior Court of the State of California for the County of Orange.  The complaint provided for the Plaintiff or its authority to have leave of the court to amend the complaint to show true names and capacities and the defendant company’s legal names.  The guarantee attached to the complaint identified the company as FMG Ventures, LLC and JC Ventures LLC.  On the basis thereof the judgment may be subject to amendment to incorporate a claim against the Sellers, FMG Ventures, LLC and JC Ventures LLC and are accordingly listed herein as a lien against the Sellers.

EXHIBIT C

Payoff Letter From IRS

EXHIBIT K

DISCHARGE OF JUDGMENTS AND LIENS PAID BY SELLERS

1.    Kerkering Barberio & Co., P.A.
2.    Jenne Distributors, Inc. fdba Catalyst Telecom, Inc.

EXHIBIT L

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (“Agreement”), dated December  ___, 2007, is made by and among John Mitchell, an individual residing at 10019 Laurel Valley Ave Cir., Bradenton, Florida 34202 (“JM”) (“Pledgor”); in favor of Teltronics Direct, Inc., a Florida corporation with its principal office located at 2150 Whitfield Industrial Way, Sarasota, Florida 34243 (“Pledgee”).

W I T N E S S E T H:

WHEREAS, Pledgor, pursuant to a certain Asset Purchase Agreement dated December 19, 2007 (the “Asset Purchase Agreement”) by and among Pledgor; Pledgee; Buck Young, LLC, a Delaware limited liability company with its principal place of business located at 1940 Northgate Boulevard, Suite B, Sarasota, Florida 34234 (“Buck Young”); FMG Ventures, LLC, a Florida limited liability company doing business as Access Communications with its principal place of business located at 1940 Northgate Boulevard, Suite B, Sarasota, Florida 34234 (“Access”); JC Ventures, LLC, a Florida limited liability company doing business as Collier Business Systems with its principal place of business located at 1940 Northgate Boulevard, Suite B, Sarasota, Florida 34234 (“Collier”) (Access and Collier collectively referred to as “Sellers”); is receiving seven and one-half (7.5) shares of the Common Stock of Pledgee on the date of this Agreement; and

WHEREAS, Pledgor is making and agrees to representations, warranties and covenants within the Asset Purchase Agreement and its Exhibits on which Pledgee is relying and will continue to rely, and without which Pledgee would be unwilling to execute the Asset Purchase Agreement; and

WHEREAS, as consideration for the execution of this Agreement by the Pledgee, and to further secure the obligations of the Pledgee under the Asset Purchase Agreement, Pledgor agrees to pledge and grant to Pledgee a security interest in (i) seven and one-half (7.5) shares of the Common Stock of Pledgee (the “Stock”), (ii) any other interest in Pledgee now owned or hereafter acquired by Pledgor, and (iii) Distributions (as defined below) to Pledgor of or from Pledgee (each, a “Pledged Interest” and, collectively, the “Pledged Interests”).

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

Section 1.                      Pledge.  Pledgor hereby pledges, assigns, hypothecates, delivers, sets over and grants to Pledgee a lien on and first priority security interest in and to all right, title and interest of Pledgor in the Pledged Interests, any certificates, instruments or documents representing the same, all options and other rights, contractual or otherwise, in respect thereof (including, without limitation, any registration rights) and all dividends, distributions, liquidation proceeds, cash, instruments and other property (including, without limitation, additional stock or securities distributed in respect of any Pledged Interests by way of stock splits, spin-offs, reclassification, combination, consolidation, merger or similar arrangement) to which Pledgor is entitled with respect to the Pledged Interests, whether or not received by or otherwise distributed to Pledgor, whether such dividends, distributions, liquidation proceeds, cash, instruments and other property are paid or distributed by Pledgee in respect of operating profits, sales, exchanges, refinancing, condemnations or insured losses of the assets of Pledgee, the liquidation of Pledgee’s assets and affairs, management fees, guaranteed payments, repayment of loans, reimbursement of expenses or otherwise (collectively, the “Distributions”) in respect of or in exchange for any or all of the Pledged Interests, and Pledgor’s rights, remedies and benefits under the Organizational Documents of Pledgee, all rights and powers of  Pledgor arising under the Organizational Documents of Pledgee or under law, including, without limitation, all rights of Pledgor to vote on any matter specified therein or under law; all rights of Pledgor to cause an assignee to be substituted as shareholder, in Pledgee in the place and stead of Pledgor; all rights, remedies, powers, privileges, security interests, liens, and claims of Pledgor for damages arising out of or for breach of or default under the Organizational Documents of Pledgee; all rights of Pledgor to access to the books and records of Pledgee and to other information concerning or affecting Pledgee.  The security interests, rights, remedies and benefits of Pledgee granted by this Section 1 and all proceeds thereof are hereinafter collectively referred to as the “Pledged Collateral.”  Pledgor irrevocably and unconditionally waives all rights, if any, which may exist in his favor to purchase or acquire any of the Pledged Collateral to the extent the same may arise as a result of the pledge thereof effected hereby, or the acquisition or disposition thereof by Pledgee or any other Person pursuant to the rights and remedies afforded Pledgee hereunder or any exercise thereof.  “Organizational Documents” shall mean with respect to Pledgee, its Articles of Organization and Operating Agreement and any exhibits or schedules thereto (as amended, supplemented or modified from time to time).

Section 2.                      Security for Obligations.  This Agreement secures (i) any and all obligations of Pledgor under the Asset Purchase Agreement, and/or the Shareholder Agreement between Pledgor and Pledgee of even date herewith (“Shareholder Agreement”) (ii) any and all obligations of Pledgor now or hereafter existing under this Agreement, and (iii) any and all other obligations of Pledgor to Pledgee now or hereafter existing (all such obligations being hereinafter collectively referred to as the “Obligations”).

Section 3.                      Delivery of Pledged Collateral.

(a)           Concurrent with this Agreement: (i) the Pledged Interests shall be delivered, transferred to or placed under the control of the Pledgee by Pledgor by certificates, instruments, or other documents now or hereafter representing or evidencing the Pledged Collateral (“Certificates”) and, as appropriate, shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Pledgee; (ii) Pledgor shall deliver to Pledgee such Uniform Commercial Code financing statements, executed by Pledgor and in a form ready for filing, as may be necessary or desirable to perfect and/or evidence the security interests in the Pledged Collateral granted to Pledgee pursuant to this Agreement; and (iii) Pledgor shall deliver satisfactory evidence to Pledgee in its sole discretion that all other filings, recordings, registrations and other actions Pledgee deems necessary or desirable to establish, preserve and perfect the security interests and other rights granted to Pledgee pursuant to this Agreement shall have been made.

(b)           If Pledgor shall acquire (by purchase, Distribution or otherwise) any additional securities or ownership interest of any kind or nature in, or rights to Distributions from, or relating to, Pledgee (collectively, “Securities”) at any time or from time to time after the date hereof, Pledgor will forthwith pledge and deliver such Securities (and all certificates or instruments representing such Securities) as collateral with Pledgee and deliver to Pledgee the other documents and evidence described in the preceding Section 3(a) to effect any transfer thereof as required hereby, together with a certificate executed by Pledgor describing such Securities and certifying that the same have been duly pledged with Pledgee hereunder.

(c)           If Pledgor shall come into possession of any Distribution, including any dividends, distributions, liquidation proceeds, cash or other property paid or distributed with respect to the Stock at any time or from time to time after the date hereof, Pledgor shall surrender such Distributions to Pledgee who may apply any such Distributions to any portion of the Obligations then due or hold such Distributions as part of the Pledged Collateral.

(d)           Pledgee shall have the right to appoint one or more agents for the purpose of retaining physical possession of any of the Pledged Collateral, which may be held (in the discretion of Pledgee) in the name of Pledgor, or endorsed or assigned in blank or in favor of Pledgee or any nominee or nominees of Pledgee or any agent appointed by Pledgee in accordance herewith.

Section 4.                      Voting Power, Etc.  Notwithstanding anything to the contrary contained in Section 1 hereof, provided that no Event of Default (as hereinafter defined) shall have occurred and be continuing, but subject in all respects to the terms, conditions, prohibitions or limitations on the actions of Pledgor as a shareholder of Pledgee provided in the Organizational Documents of Pledgee, Pledgor shall be entitled to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Collateral (including, without limitation, to make determinations, to exercise any election (including, without limitation, election of remedies) or option, and to give or receive any notice, consent, amendment, waiver, approval or other rights described in Section 1 hereof), provided that no ratification shall be given, nor any power pertaining to the Pledged Collateral exercised, nor any other action taken, which would violate or be inconsistent with the terms of this Agreement or which would have the effect of impairing the position or interests of Pledgee, or, in each case, in such a manner as would reasonably be expected to have an adverse effect on the ability of Pledgor to perform its obligations hereunder.  If any of the foregoing rights are exercised by Pledgor, Pledgor shall promptly give written notice to Pledgee of its exercise of such right.  Upon the occurrence of any Event of Default and for so long as such Event of Default is continuing, Pledgee shall have the sole and exclusive right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Collateral.

Section 5.                      No Assumption.  Notwithstanding anything contained herein to the contrary, whether or not an Event of Default shall have occurred, and whether or not Pledgee elects to foreclose or otherwise realize on its security interest in the Pledged Collateral as set forth herein or exercise any of its rights under this Agreement or otherwise, neither this Agreement, receipt by Pledgee of any Distributions, the foreclosure or other realization by Pledgee of the security interest in the Pledged Collateral nor any exercise by Pledgee of any of its rights under this Agreement or otherwise, shall in any way be deemed to obligate Pledgee to assume any of Pledgor’s obligations, duties, expenses or liabilities with respect to the Pledged Collateral or any agreement relating thereto, and in the event of any such foreclosure, realization or other exercise of rights, Pledgor shall remain bound and obligated to perform such obligations and Pledgee shall not be deemed to have assumed any of such obligations.

Section 6.                      Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement:  (a)  Pledgor shall at any time fail timely to perform or comply with any provision of this Agreement or the Asset Purchase Agreement after Pledgor actually obtains knowledge of such default or after notice of such default and a cure period of ten (10) days during which to cure such default; or (b) any of the covenants, agreements, representations or warranties made by Pledgor in this Agreement,  the Asset Purchase Agreement and/or the Shareholder Agreement shall be, or at any time shall become, false or inaccurate in any material respect after Pledgor actually obtains knowledge of such default or after notice of such default and a cure period of ten (10) days during which to cure such default; or (c)  if there shall occur any Event of Default under the Escrow Agreement attached as Exhibit C to the Asset Purchase Agreement.

Section 7.                      Representations, Warranties and Covenants.  Pledgor represents and warrants to, and agrees with, Pledgee as follows:

(a)           Pledgor has full power and authority to execute and deliver to Pledgee this Agreement, and to perform the obligations and carry out the duties imposed upon Pledgor by this Agreement, without any conflicting obligation whatsoever, whether imposed by operation of any contract or other arrangement, law, rule, regulation or order by any governmental entity.

(b)           Pledgor is, and at all times will be, the only record and beneficial owner of the Pledged Collateral.  Pledgor will defend Pledgee’s right, title and interest in and to the Pledged Collateral pledged by it pursuant hereto against the claims and demands of any third party.  The costs and expenses incurred by Pledgor to defend Pledgee’s rights, title and interests in and to the Pledged Collateral, shall be borne solely and exclusively by Pledgor.

(c)           Pledgor’s rights to Distributions, if any, under the Organizational Documents of Pledgee are not subject to any defense, offset, counterclaim or contingency whatsoever.  Giving effect to the aforesaid grants and pledges to Pledgee and the deliveries required hereunder, Pledgee has, as of the date of this Agreement, and, as to any Pledged Collateral acquired from time to time after such date, shall have, a valid, perfected and continuing first priority lien upon and security interest in the Pledged Collateral; provided, however, that no representation or warranty is made with respect to the perfected status of the security interest of Pledgee in the proceeds of the Pledged Collateral consisting of “cash proceeds” or “non-cash proceeds” as defined in the Uniform Commercial Code in effect in the State of Florida (the “Code”).

(d)           Pledgor agrees to pay, and to save Pledgee harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamps, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the

Pledged Collateral or in connection with any of the transactions contemplated by this Agreement or the exercise by Pledgee of any right or remedy granted to it.

(e)           Pledgor shall not transfer any of the Pledged Collateral until payment or satisfaction in full of the Obligations.

(f)           This Agreement and each provision herein has been duly authorized, executed and delivered by Pledgor and constitutes the legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms.
The representations, warranties and covenants set forth in this Section 7 shall survive the execution and delivery of this Agreement.

Section 8.                      Further Assurances.  Pledgor agrees that at any time and from time to time Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Pledgee may request, in order to perfect and protect any security interest granted or purported to be granted or to enable Pledgee to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

Section 9.                      Distributions.

(a)           Upon the occurrence and continuation of an Event of Default:

(i)           All rights of Pledgor to receive Distributions and any and all proceeds from the sale or other disposition of the Pledged Collateral (or any portion thereof) which Pledgor would otherwise be authorized to receive and retain shall cease, and all such rights shall thereupon become vested in Pledgee, who shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions and proceeds.

(ii)           All Distributions and proceeds which are received by Pledgor contrary to the provisions of paragraph (a) of this Section 9 shall be received in trust for the benefit of Pledgee, shall be segregated from other funds of Pledgor and shall be forthwith paid over to Pledgee as Pledged Collateral in the same form as so received (with any necessary endorsement).

(iii)           All Distributions received by Pledgor in a partial or total liquidation of Pledgee shall, in the event that any of the Obligations remain outstanding at the time of such partial or total liquidation, be paid to Pledgee and applied by Pledgee to such outstanding Obligations.

Section 10.                                Transfers and Other Liens; Additional Interests.  Pledgor agrees, so long as any of the Obligations are outstanding, not to:

(a)           sell, transfer or otherwise dispose of, or grant any option or similar right with respect to, any of the Pledged Collateral; or

(b)           create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Pledged Collateral.

Section 11.                                Appointment of Attorney-in-Fact.  Pledgor hereby appoints Pledgee the attorney-in-fact for Pledgor, with full authority in the place and stead of Pledgor and in the name of  Pledgor or otherwise, from time to time in Pledgee’s discretion to take any action and to execute any instrument which Pledgee may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all Distributions and any instruments made payable to Pledgor representing any dividend, interest payment or other Distributions in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.  Pledgor agrees that the foregoing power constitutes a power coupled with an interest which may not be revoked and which shall survive until all of the Obligations shall have been indefeasibly paid in full and satisfied, provided that except with respect to the execution and filing of the Uniform Commercial Code Financing Statements, this paragraph shall not be effective until the occurrence of an Event of Default.

Section 12.                                Pledgee to Perform.  If Pledgor fails to perform any agreement contained herein, Pledgee may itself perform, or cause performance of, such agreement, and the expenses of Pledgee incurred in connection therewith shall be payable by Pledgor in accordance with Section 17 hereof.

Section 13.                                Remedies Upon Default.  Upon the occurrence of any Event of Default:

(a)           Pledgee may, without any notice to Pledgor of the occurrence of such Event of Default, exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to Pledgee, all the rights and remedies of a secured party under the Code in effect at that time, and Pledgee may also, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of Pledgee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Pledgee may deem commercially reasonable.  Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) business days notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  Pledgee shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given.  Pledgee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefore, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)           Pledgee may transfer all or any part of the Pledged Collateral into Pledgee’s name or the name of its nominee or nominees, by endorsing the Certificates.

(c)           Pledgee may vote all or any part of the Pledged Collateral (whether or not transferred into the name of Pledgee) and give all consents, waivers and ratifications in respect of the Pledged Collateral and otherwise act with respect thereto as though it were the outright owner thereof (Pledgor hereby irrevocably constituting and appointing Pledgee the proxy and attorney-in-fact of Pledgor, with full power of substitution to do so).

(d)           Any Pledged Collateral or proceeds thereof held by Pledgee as Pledged Collateral and all proceeds thereof received by Pledgee in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral may, in the discretion of Pledgee, be held by Pledgee as collateral for, and/or then or at any time thereafter, be applied (after payment of any amounts payable to Pledgee pursuant to Section 17 hereof), in whole or in part by Pledgee for the benefit of Pledgor, against all or any part of the Obligations and in such order as Pledgee shall elect.  Any surplus of such Pledged Collateral or proceeds thereof held by Pledgee and remaining after payment or satisfaction in full of all of the Obligations and the expenses referred to in Section 17 hereof shall be delivered or paid over to Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

(e)           Each right, power and remedy of Pledgee provided for in this Agreement  or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy.  The exercise or beginning of the exercise by Pledgee of any one or more of the rights, powers or remedies provided for in this Agreement now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Pledgee of all such other rights, powers or remedies, and no failure or delay on the part of Pledgee to exercise any such right, power or remedy shall operate as a waiver thereof.

Section 14.                                Jurisdiction, Venue, Service of Process.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT, AT PLEDGEE’S OPTION, ONLY IN THE COURTS OF THE STATE OF FLORIDA, MANATEE COUNTY OR THE MIDDLE DISTRICT OF FLORIDA.  PLEDGOR HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY,  GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  PLEDGOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS AS SET FORTH ABOVE.  PLEDGOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF PLEDGEE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST PLEDGOR IN ANY OTHER JURISDICTION.

Section 15.                                Jury Trial Waiver.  EACH OF PLEDGOR AND PLEDGEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS

AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF PLEDGOR OR PLEDGEE RELATING TO THE SUBJECT OF THIS PLEDGE AGREEMENT.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR PLEDGEE ENTERING INTO THIS AGREEMENT.

Section 16.                                Indemnity.  The Pledgor agrees to indemnify and hold harmless the Pledgee from and against any and all claims, demands, losses, judgments and liabilities (including liabilities for penalties) of whatsoever kind or nature, and to reimburse the Pledgee for all costs and expenses, including reasonable attorneys’ fees, growing out of or resulting from this Agreement or the exercise by the Pledgee of any right or remedy granted to it hereunder; provided, that the Pledgor shall not be required to indemnify the Pledgee in respect of any claims, demands, losses, judgments, liabilities, costs or expenses arising from the gross negligence or willful misconduct of the Pledgee.  In no event shall the Pledgee be liable, in the absence of gross negligence or willful misconduct on its part, for any matter or thing in connection with this Agreement other than to account for moneys actually received by it in accordance with the terms hereof.  If and to the extent that the obligations of the Pledgor under this Section 16 are unenforceable for any reason, the Pledgor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. Notwithstanding any other provision of this Agreement, the Pledgee shall not be liable hereunder for any action or failure to act hereunder, except to the extent of its gross negligence or willful misconduct.

Section 17.                                Expenses.  Upon demand, Pledgor will pay to Pledgee the amount of any and all expenses, including the reasonable fees and expenses of Pledgee’s counsel and of any experts and agents, which Pledgee may incur in connection with (i) the sale of, collection from, or other realization upon, any of the Pledged Collateral, (ii) the exercise or enforcement of any of Pledgee’s rights hereunder, or (iii) the failure by Pledgor to perform or observe any of the provisions hereof.

Section 18.                                Amendments, Waivers, Etc.  No amendment or waiver of any provision of this Agreement, nor consent to any departure by Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by Pledgee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
Section 19.                                Notices.  All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be given in the manner specified in the Asset Purchase Agreement, and at the address of each party hereto set forth below its signature on the signature page hereto.  The parties hereto may change the address at which they are to receive notices hereunder by notice in writing in the foregoing manner to all parties.
Section 20.                                Continuing Security Interest; Transfer.  This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) remain in full force and effect until the indefeasible payment or satisfaction in full of the Obligations, (ii) be binding upon Pledgor, its permitted transferees, representatives, successors and assigns, and (iii) inure, together with the rights and remedies of Pledgee hereunder, to the benefit of Pledgee and its permitted transferees, representatives, successors and assigns.  Without limiting the generality of the foregoing clause (iii), Pledgee, but not Pledgor, may assign or otherwise transfer this Agreement together with the Pledged Collateral and any other Obligations to any other Persons, and such other Persons shall thereupon become vested with all the benefits in respect thereof granted to Pledgee herein or otherwise.  Upon the indefeasible payment or satisfaction in full of the Obligations, (x) Pledgor shall be entitled to the return, upon its request and at its expense, of such portion of the Pledged Collateral as shall not have been sold or otherwise applied or forfeited pursuant to the terms hereof, and (y) this Agreement shall be of no further force or effect except for the provisions of Sections 5, 12 and 16, which shall survive.

Section 21.                                Severability.  If for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

Section 22.                                Governing Law; Terms.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Florida (without giving effect to principles of conflicts of law).  Unless otherwise defined herein, terms defined in the Code are used herein as therein defined.

Section 23.                                Recitals.  The Recitals at the beginning of this Agreement are hereby incorporated into the substantive provisions of this Agreement.

Section 24.                                Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile or other non-alterable electronic transmission), and it shall not be necessary that the signature of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more such counterparts.  All counterparts shall constitute one and the same instrument.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

IN WITNESS WHEREOF, Pledgor has caused this Pledge Agreement to be executed and delivered as of the date first set forth above.

TELTRONICS DIRECT, INC.
By:
John Mitchell			Ewen Cameron, President and CEO
Address:	10019 Laurel Valley Ave Cir. Bradenton, Florida 34202	Address:	2150 Whitfield Industrial Way Sarasota, Florida 34243

PLEDGOR:
* * * * *
State of FLORIDA
County of   ________________

On  _____________  before me appeared John Mitchell, who is personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to within the instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Notary Public,
Commission No.   __________________
Expires    _________________________

                                                       ___________________________________
Notary

PLEDGEE:
* * * * *
State of FLORIDA
County of ________________

On  ______________ before me appeared Ewen Cameron, who is personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to within the instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Notary Public,
Commission No. ___________________
Expires  _________________________

                                                       ________________________________
Notary